Exhibit 3.2

APPENDIX A

FORM OF

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

Reef Oil & Gas Drilling and Income Fund, L.P.

A Texas Limited Partnership

This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the                         , 2013 (the “Effective Date”), by and among Reef Oil & Gas Partners, L.P. a Nevada limited partnership, as the Managing General Partner, Michael J. Mauceli, as the Initial Limited Partner and the Persons whose names are set forth on Exhibit A, as the Additional General Partners or as Limited Partners (the Limited Partners, together with the Additional General Partners, the “Investor Partners”), pursuant to the provisions of the Texas Limited Partnership Law on the following terms and conditions.

SECTION 1.  THE PARTNERSHIP

1.1  Organization.  The Partnership was formed on September 6, 2012 by the filing of the certificate of formation described in Section 3.005 of the Texas Limited Partnership Law (the “Certificate”) with the Texas Secretary of State. The Investor Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Texas Limited Partnership Law and upon the terms and conditions set forth in this Agreement.

1.2  Name.  The name of the Partnership shall be Reef Oil & Gas Drilling and Income Fund, L.P., and all business of the Partnership shall be conducted in such name. The Managing General Partner may change the name of the Partnership upon ten days notice to the Investor Partners.

1.3  Principal Business.  The purposes for which the Partnership is organized are:

(a)                                 to acquire, maintain and sell interests in oil and gas properties and leases;

(b)                                 to drill for oil, gas, hydrocarbons, and other minerals;

(c)                                  to produce and sell oil, gas, hydrocarbons, and other minerals from such properties;

(d)                                 to invest and generally engage in any and all phases of the oil and gas business; and

(e)                                  to perform any acts as the Managing General Partner in its sole discretion determines to be necessary, desirable or convenient in accomplishing the foregoing purposes.

Such business purposes shall include, without limitation, the purchase, sale, acquisition, disposition, exploration, development, operation, and production of oil and gas properties of any character. The Partnership shall not acquire property or interests therein in exchange for Units. Without limiting the foregoing, Partnership activities may be undertaken as principal, agent, general partner, syndicate member, joint venturer, participant, or otherwise.

1.4  Principal Place of Business.  The principal place of business of the Partnership shall be at 1901 North Central Expressway, Suite 300, Dallas, Texas 75080. The Managing General Partner may change the principal place of business of the Partnership to any other place upon ten (10) days notice to the Investor Partners.

1.5  Term.  The term of the Partnership shall commence on the Effective Date and shall continue until terminated as provided in Section 9. Notwithstanding the foregoing, if Investor Partners agreeing to purchase at least 10 Units ($1,000,000) have not subscribed and paid for their Units by the Offering Termination Date, then this Agreement shall be void in all respects, and all investments of the Investor Partners shall be promptly returned together with any interest earned thereon and without any deduction therefrom. The Units purchased by the Managing General Partner and its Affiliates, if any, will not be counted toward satisfying the minimum subscription amount.

1.6  Filings; Agent for Service of Process.

(a)                                 The Managing General Partner has caused the Certificate to be filed in the office of the Secretary of State of the state of Texas in accordance with the provisions of the Texas Limited Partnership Law. The Managing General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Texas. The Managing General Partner shall cause amendments to the Certificate to be filed whenever required by Texas Limited Partnership Law.

(b)                                 The Managing General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

(c)                                  The agent for service of process of the Partnership shall be Michael J. Mauceli or any successor as appointed by the Managing General Partner.

1.7  Independent Activities.  Each Partner, including the Managing General Partner, may, notwithstanding this Agreement, engage in whatever activities it chooses, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant to it shall prevent the Managing General Partner from engaging in such activities, or require the Managing General Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by the Managing General Partner and the admission of each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation. Notwithstanding the foregoing, the Managing General Partner has a fiduciary obligation to the Investor Partners. Except as provided herein, the Managing General Partner and its Affiliates may pursue business opportunities that are consistent with the Partnership’s investment objectives for their own account only after they have reasonably determined that such opportunity either cannot be pursued by the Partnership because of insufficient funds or because it is not appropriate for the Partnership under the existing circumstances.

1.8  Definitions.  Capitalized words and phrases used in this Agreement have the meanings set forth in this Section 1.8 or elsewhere in this Agreement:

(a)                                 “Acquisition Costs” means all reasonable and necessary costs and expenses incurred in connection with the acquisition of a property or arising out of or relating to the acquisition of properties, including but not limited to all reasonable and necessary costs and expenses incurred in connection with searching for, screening and negotiating the possible acquisition of properties for the Partnership, the performance of reserve and other technical studies of properties for purposes of acquisition of a property, the actual purchase price of a property and any other assets acquired with such property, the types of costs and expenses enumerated in the definition of cost which are incurred in connection with the acquisition activities, and all reasonable and necessary borrowings and costs and expenses related to acquisition of properties.

(b)                                 “Additional General Partner” means an Investor Partner who purchases Units as an additional general partner, and such partner’s transferees and assigns that are admitted as Substituted Investor Partners pursuant to Section 7.3(c). “Additional General Partners” shall mean all such Investor Partners. “Additional General Partner” shall not include, after a conversion, such Investor Partner who converts its interest into a limited partnership interest pursuant to Section 7.10.

(c)                                  “Adjusted Capital Account” means, with respect to any Partner or Unit Holder, the balance in such Partner’s or Unit Holder’s Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account that amount which such Partner or Unit Holder is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and (i)(5) of the Regulations; and (ii) debit to such Capital Account items described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account is intended to comply with the provisions of Regulation section 1.704-1(b)(2)(ii)(d), and will be interpreted consistently with those provisions.

(d)                                 “Administrative Costs” shall mean all customary and routine expenses incurred by the Managing General Partner for the conduct of Partnership administration, including legal, finance, accounting, secretarial, travel, office rent, telephone, data processing and other items of a similar nature. Administrative Costs shall be limited as follows: (i) no Administrative Costs charged shall be duplicated under any other category of expense or cost; and (ii) no portion of the salaries, benefits, compensation or remuneration of controlling Persons of the Managing General Partner shall be reimbursed by the Partnership as Administrative Costs. Controlling Persons include directors, executive officers and those holding a 5% or more equity interest in the Managing General Partner or a Person having power to direct or cause the direction of the Managing General Partner, whether through ownership of voting securities, by contract, or otherwise.

(e)                                  “Administrator” means the official or agency administering the securities laws of a state.

(f)                                   “Affiliate” means, with respect to any Person:

(i)                                   Any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such specified Person;

(ii)                                Any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such specified Person;

(iii)                             Any Person directly or indirectly controlling, controlled by, or under common control with such specified Person;

(iv)                            Any officer, director, trustee or partner of such specified Person; and

(v)                               If such specified Person is an officer, director, trustee or partner, any Person for which such Person acts in any such capacity.

(g)                                  “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time.

(h)                                 “Assessments” means additional amounts of capital which may be mandatorily required of or paid voluntarily by an Investor Partner beyond his subscription commitment.

(i)                                     “Capital Account” means with respect to any Partner or Unit Holder, the capital account maintained for such Partner or Unit Holder pursuant to Section 3.1 hereof.

(j)                                    “Capital Contribution” means, with respect to any Investor Partner, the total investment in the capital of the Partnership for Units pursuant to Section 2.2(a); with respect to the Managing General Partner, the total investment in the capital of the Partnership pursuant to Section 2.3(a); with respect to the Initial Limited Partner, total investment in the capital of the Partnership pursuant to Section 2.1; with respect to Reef Oil & Gas Partners, L.P. in its capacity other than as Managing General Partner (“ROGP”), the total investment in the capital of the Partnership for Units pursuant to Section 2.3(d); and any additional capital invested in the Partnership by a Partner pursuant to Section 2.4.

(k)                                 [reserved]

(l)                                     “Carried Interest” shall mean an equity interest in the profits of the Partnership issued to a Person in exchange for services and without consideration in the form of cash or tangible property, in an amount proportionately equivalent to that received from the Investor Partners.

(m)                             [reserved]

(n)                                 “Certificate” has the meaning set forth in Section 1.1.

(o)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(p)                                 “Cost,” when used with respect to the sale of property by the Managing General Partner or any of its affiliates to the Partnership, shall mean:

(1)                                 The sum of the prices paid by the seller to an unaffiliated Person for such property, including bonuses;

(2)                                 Title insurance or examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of such property;

(3)                                 A pro rata portion of the seller’s actual necessary and reasonable expenses for seismic and geophysical services; and

(4)                                 Rentals and ad valorem taxes paid by the seller with respect to such property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain such property, and such portion of the seller’s reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells that are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (4) shall have been incurred not more than 36 months prior to the purchase by the Partnership; provided that such period may be extended, at the discretion of the state securities administrator, upon proper justification. When used with respect to services, “cost” means the reasonable, necessary and actual expense incurred by the seller on behalf of the Partnership in providing such services, determined in accordance with generally accepted accounting principles. As used elsewhere, “cost” means the price paid by the seller in an arm’s length transaction.

(q)                                 “Development Well” shall mean a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(r)                                    “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction (excluding depletion) for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction (excluding depletion) for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing General Partner.

(s)                                   “Direct Costs” means all actual and necessary costs directly incurred for the benefit of the Partnership and generally attributable to the goods and services provided to the Partnership by parties other than the Managing General Partner or its affiliates. Direct Costs shall not include any cost otherwise classified as Organization and Offering Costs, Administrative Costs, Drilling and Completion Costs, Operating Costs or Acquisition Costs. Direct costs may include the cost of services provided by the managing general partner or its affiliates if such services are provided pursuant to written contracts and in compliance with Section 5.07(e). Direct Costs may not include any cost otherwise classified as Organization and Offering Costs, Administrative Costs, Intangible Drilling Costs, Tangible Costs, Operating Costs or costs related to the Leases.

(t)                                    “Drilling and Completion Costs” means all costs, excluding Operating Costs, of drilling, completing, testing, equipping and bringing a well into production or plugging and abandoning it, including, but not limited to, IDC, tangible costs that must be capitalized pursuant to Regulation section 1.612-4(c)(1), the cost of gathering systems, all labor and other construction and installation costs incident thereto, location and surface damages, cementing, drilling mud and chemicals, drillstem tests and core analysis, engineering and well site geological expenses, electric logs, costs of plugging back, deepening, rework operations, repairing or performing remedial work of any type, costs of plugging and abandoning any well participated in by the Partnership, and reimbursements and compensation to well operators, including charges paid to the Managing General Partner as unit operator during the drilling and completion phase of a well.

(u)                                 “Farmout” shall mean an agreement whereby the owner of the leasehold or working interest agrees to assign its interest in certain specific acreage to the assignees, retaining some interest such as an Overriding Royalty Interest, carried working interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

(v)                                 “Exploratory Well” shall mean a well drilled to find commercially productive hydrocarbons in an unproved area, to find a new commercially productive horizon in a field previously found to be productive of hydrocarbons at another horizon, or to significantly extend a known Prospect.

(w)                               “Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31 of such calendar year, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the periods described in clauses (i) and (ii) of this sentence for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss, deduction or credit pursuant to Section 3 hereof. The Managing General Partner shall have the right, subject to complying with the Code and other applicable law, to change the Fiscal Year of the Partnership.

(x)                                 “General Partner” means any Person who is (i) the Managing General Partner or (ii) an Additional General Partner pursuant to the terms of this Agreement. “General Partners” means all such Persons.

(y)                                 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                   The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Managing General Partner;

(ii)                                The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner or Unit Holder in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner or Unit Holder of more than a de minimis amount of Property as consideration for an interest in the Partnership; (C) the grant of an interest in the Partnership as consideration for the provision of services to the Partnership by an existing Partner or Unit Holder or a new Partner or Unit Holder acting in a “partner capacity” or in anticipation of becoming a Partner (in each case within the meaning of Regulation section 1.704-1(b)(2)(iv)(d)); and (D) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A), (B) and (C) above shall be made only if the Managing General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners and Unit Holders in the Partnership and no adjustments shall be made prior to the Offering Termination Date;

(iii)                             The Gross Asset Value of any Partnership asset distributed to any Partner or Unit Holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution;

(iv)                            The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation section 1.704-1(b)(2)(iv)(m); and

(v)                               If the Gross Asset Value of the Partnership asset has been determined or adjusted pursuant to (ii) or (iv) above, such Gross Asset Value will then be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

(z)                                  “Horizon” means a zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

(aa)                          “IDC” means intangible drilling and development costs (as defined in Regulation section 1.612-4(a)).

(bb)                          “Independent Expert” means a Person with no material relationship with the Managing General Partner or its Affiliates who is qualified and who is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information available to the Managing General Partner.

(cc)                            “Initial Limited Partner” means Michael J. Mauceli or any successor to his interest.

(dd)                          “Investor Partner” means any Person other than the Managing General Partner and the Initial Limited Partner: (i) whose name is set forth on Exhibit A as an Additional General Partner or as a Limited Partner, or who has been admitted as an additional or Substituted Investor Partner pursuant to the terms of this Agreement, and (ii) who is the owner of a Unit (including any fractional Unit). The term “Investor Partner” shall include ROGP, or its successor or any of its Affiliates, to the extent that they purchase Units pursuant to Section 2.3(d). “Investor Partners” means all such Persons. All references in this Agreement to a majority in interest or a specified percentage of the Investor Partners shall mean Investor Partners holding more than 50% or such other specified percentage, respectively, of the outstanding Units then held.

(ee)                            “Landowners Royalty Interest” shall mean an interest in production, or the proceeds therefrom, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner upon the creation of an oil and gas lease.

(ff)                              “Limited Partner” means an Investor Partner who purchases Units as a Limited Partner, such partner’s transferees or assignees that are admitted as Substitute Investor Partners pursuant to Section 7.3(c), and an Additional General Partner who converts its interest to a limited partnership interest pursuant to the provisions of the Agreement. “Limited Partners” shall mean all such Investor Partners.

(gg)                            “Management Fee” means that fee to which the Managing General Partner is entitled pursuant to Section 6.6(a).

(hh)                          “Managing General Partner” means Reef Oil & Gas Partners, LP, or its successor, in its capacity as the Managing General Partner. In general, “managing general partner” means any person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or any person who will manage or is entitled to manage or participate in the management or control of the Partnership, and includes the managing and controlling general partner(s) and any other person who actually controls or selects the person who controls 25% or more of the exploratory, exploitation, developmental or producing activities of the partnership, or any segment thereof, even if that person has not entered into a contract at the time of formation of the Partnership. “Managing General Partner” does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of units.

(ii)                                  “Net Cash” means (i) prior to the Offering Termination Date, the Partnership’s net income as determined under generally accepted account principals, and (ii) after the Offering Termination Date, the gross cash proceeds of the Partnership from all sources, reduced by (a) Capital Contributions, and (B) amounts used to pay or establish reserves for all Partnership expenses, debt payments (except as provided herein), the Management Fees, capital improvements, replacements and contingencies, all as determined by the Managing General Partner; provided that “Net Cash” after the Offering Termination Date shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

(jj)                                [reserved]

(kk)                          “Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.

(ll)                                  “Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Regulations.

(mm)                  “Offering Termination Date” means June 30, 2015 or such earlier date as the Managing General Partner, in its sole and absolute discretion, shall elect, following which subscriptions for Units will no longer be accepted.

(nn)                          “Operating Costs” means expenditures made and costs incurred in producing and marketing oil or gas from completed wells, including labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or therefrom, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

(oo)                          “Organization and Offering Costs” means all costs of organizing and selling the offering including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts, expenses of qualification of the sale of the securities under federal and state law, including taxes and fees and accountants’ and attorneys’ fees and other front-end fees.

(pp)                          “Overriding Royalty Interest” means an interest in the oil and gas produced pursuant to a specified oil and gas lease or leases, or the proceeds from the sale thereof, carved out of the working interest, to be received free and clear of all costs of development, operation, or maintenance.

(qq)                          “Partner Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.

(rr)                                “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in section 1.704-2(i)(2) of the Regulations.

(ss)                              “Partner Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(tt)                                “Partners” means the Managing General Partner, the Initial Limited Partner and the Investor Partners. “Partner” shall mean any one of the Partners. All references in this Agreement to a majority interest or a specified percentage of the Partners shall mean Partners holding more than 50% or such specified percentage, respectively, of the outstanding Units then held.

(uu)                          “Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as provided in this Agreement.

(vv)                          “Partnership Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(ww)                      “Person” means any natural person, partnership, corporation, limited liability company, trust or other entity.

(xx)                          “Production Purchase” or “Income Program” mean any program whose investment objective is to directly acquire, hold, operate and/or dispose of producing oil and gas properties. Such a program may acquire any type of ownership interest in a producing property, including but not limited to, working interests, royalties, or production payments. A program which spends at least 90% of capital contributions and funds borrowed (excluding offering and organizational expenses) in the above described activities is presumed to be a production purchase or income program.

(yy)                          “Profits” and “Losses” mean the Partnership’s net taxable income or loss determined in accordance with Code section 703(a) and Regulation section 1.703-1 for each Fiscal Year (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) will be included in taxable income or loss) with the following adjustments:

(i)                                     Such Profits and Losses will be computed as if items of tax-exempt income (under Code section 705(a)(1)(B)) were included in the computation of taxable income or loss;

(ii)                                  Any items specially allocated pursuant to Section 3.3 or elsewhere in this Agreement shall not be taken into account in computing Profits or Losses;

(iii)                             In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)                            Credits or debits to Capital Accounts due to a revaluation of Partnership assets in accordance with Regulation section 1.704-1(b)(2)(iv)(f), or due to a distribution of noncash assets, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses;

(v)                               Any expenditures of the Partnership described in Code section 705(a)(2)(B) for a Fiscal Year or treated as being so described in Regulation section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in this subsection will be subtracted from the taxable income or loss;

(vi)                            To the extent an adjustment to the adjusted tax basis of any Partnership Property pursuant to Code section 734(b) is required, pursuant to Regulation section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s or Unit Holder’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) from the disposition of such property and shall be taken into account for purposes of computing Profits or Losses; and

(vii)                         In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation.”

(zz)                            “Property” means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

(aaa)                   “Program” means one or more limited or general partnerships or other investment vehicles formed, or to be formed, for the primary purpose of exploring for oil, gas and other hydrocarbon substances or investing in or holding any property interests which permit the exploration for or production of hydrocarbons or the receipt of such production or the proceeds thereof.

(bbb)                   “Prospect” means a contiguous oil and gas leasehold estate (or a non-contiguous group of geologically related oil and gas leasehold estates), or lesser interest therein, upon which drilling operations may be conducted. In general, a Prospect is an area in which the Partnership owns or intends to own one or more oil and gas interests, which is geographically defined on the basis of geological data by the Managing General Partner and which is reasonably anticipated by the Managing General Partner to contain at least one reservoir. An area covering lands that are believed by the Managing General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more horizons. The area, which may be different for different horizons, shall be designated by the Managing General Partner in writing prior to the conduct of Partnership operations and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein. A “Prospect” with respect to a particular horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the Partnership is to a horizon containing proved reserves.

(ccc)                      “Prospectus” means that prospectus (including any preliminary prospectus), of which this Agreement is a part, pursuant to which the Units are being offered and sold.

(ddd)                   “Proved Developed Oil and Gas Reserves” shall mean the proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification shall include:

(1)                                 “Proved Developed Producing Reserves”.  These are proved developed reserves which are expected to be produced from existing completion interval(s) now open for production in existing wells, and

(2)                                 “Proved Developed Non-Producing Reserves”.  These are proved developed reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in a predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the costs of a new well.

Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “Proved Developed Oil and Gas Reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

(eee)                      [reserved]

(fff)                         “Proved Oil and Gas Reserves” shall mean those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Depending upon their status of development, such proved reserves shall be subdivided into the following classifications: (1) “Proved Developed Oil and Gas Reserves”; and (2) “Proved Undeveloped Reserves”.

(ggg)                      “Proved Undeveloped Reserves” means the proved reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units which are virtually certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for Proved Undeveloped Reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir. If warranted, however, a narrative discussion can be provided to point out those areas where future drilling or other operations may develop oil and gas production which at the time of filing is considered too uncertain to be expressed as numerical estimates for proved reserves.

(hhh)                   “Regulation” means all proposed, temporary, and final regulations promulgated under the Code, as such regulations may be amended from time to time.

(iii)                               “Reservoir” shall mean a separate structural or stratigraphic trap containing an accumulation of oil or gas.

(jjj)                            “Roll-Up” shall mean a transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the Partnership and the issuance of securities of a roll-up entity. Such term does not include:

(1)                                 A transaction involving securities of the Partnership that have been listed for at least 12 months on a national exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

(2)                                 A transaction involving the conversion to corporate, trust or association form of only the Partnership if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)                                     voting rights;

(ii)                                  the term of existence of the Partnership;

(iii)                               sponsor compensation; or

(iv)                              the Partnership’s investment objectives.

(kkk)                   “Roll-Up Entity” shall mean the Partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed Roll-Up transaction.

(lll)                               “Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which the Partnership and all of its Partners may elect to treat the fair market value of any partnership interest that is Transferred in connection with the performance of services as being equal to the liquidation value of the partnership interest.

(mmm)       “Safe Harbor Election” means the election by the Partnership and its Partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and Internal Revenue Service Notice 2005-43 or any successor authority.

(nnn)                   “Safe Harbor Regulations” means Regulation section 1.83-3(l) or any successor authority.

(ooo)                   “Subordinate Interest” means an equity interest in a program issued to a person, without payment of full consideration, after the attainment of certain specified performance by the program.

(ppp)                   “Subscription” shall mean the amount indicated on the Subscription Agreement that an Investor Partner has agreed to pay to the Partnership as his Capital Contribution.

(qqq)                   “Subscription Agreement” means the agreement, attached to the prospectus as Appendix B, pursuant to which a Person subscribes to Units in the Partnership.

(rrr)                            “Substituted Investor Partner” means any Person admitted to the Partnership as an Investor Partner pursuant to Section 7.3(c).

(sss)                         “Tax Matters Partner” means the general partner responsible for acting on behalf of the partnership in all tax matters, as provided in Code section 6231(a)(7). As of the Effective Date, the Managing General Partner is the Tax Matters Partner of the Partnership.

(ttt)                            “Texas Limited Partnership Law” means those provisions of Texas Business Organizations Code, as amended from time to time, cited as the Texas Limited Partnership Law (or any corresponding provisions of succeeding law).

(uuu)                   “Transfer” means, as a noun, any voluntary or involuntary transfer, sale or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell or otherwise dispose of.

(vvv)                   “Unit” means an undivided interest of the Investor Partners in the aggregate interest in the capital and profits of the Partnership.

(www)             “Unit Holders” means all Persons who hold Units, regardless of whether they are Partners. “Unit Holder” means any one of the Unit Holders.

(xxx)                   “Working Interest” means an interest in an oil and gas leasehold that is subject to some portion of the costs of development, operation, or maintenance.

SECTION 2.  PARTNERS’ CAPITAL CONTRIBUTIONS; UNITS

2.1  Capital Contribution of the Initial Limited Partner.  The Initial Limited Partner shall contribute $100 in cash to the capital of the Partnership. Upon the earlier to occur of the conversion of an Additional General Partner’s interest into a Limited Partner’s interest or the admission of a Limited Partner to the Partnership, the Partnership shall redeem in full, without interest or deduction, the Initial Limited Partner’s Capital Contribution, and the Initial Limited Partner shall cease to be a Partner.

2.2  Capital Contributions of the Investor Partners.

(a)                                 Upon execution of this Agreement, each Investor Partner (excluding ROGP) (whose names and addresses and number of Units to which subscribed are set forth in Exhibit A, which shall be amended by the Managing General Partner from time to time) shall contribute to the capital of the Partnership the sum of $100,000 for each Unit purchased, which amount shall be proportionately reduced for each fractional Unit purchased. The minimum subscription by an Investor Partner is one tenth of a Unit ($10,000). Additional purchases above such minimum may be made in increments of $1,000.

(b)                                 The contributions of the Investor Partners pursuant to Subsection 2.2(a) shall be in cash or by check subject to collection.

(c)                                  Until such time when the contributions of the Investor Partners are released from the escrow account in accordance with the provisions of the escrow agreement of the Partnership, all monies received from Persons subscribing as Investor Partners (i) shall continue to be the property of the Investor Partners making such payment, (ii) shall be held in escrow for such Investor Partner in the manner and to the extent provided in the escrow agreement of the Partnership, and (iii) shall not be commingled with the personal monies or become an asset of the Managing General Partner or the Partnership.

(d)                                 Subscribers shall be admitted as Partners no later than 15 days after the release from the escrow account of the Capital Contributions to the Partnership, and thereafter subscribers shall be admitted into the Partnership not later than the last day of the calendar month in which their subscriptions were accepted by the Partnership. Subscriptions shall be accepted or rejected by the Managing General Partner within 30 days of their receipt. If a subscription is rejected, then all of the rejected subscriber’s funds shall be returned to the subscriber immediately, with interest earned and without deduction for any fees.

(e)                                  Until proceeds from the offering are invested in the Partnership’s operations, such proceeds may be temporarily invested in income producing short-term, highly liquid investments, where there is appropriate safety of principal, such as U.S. Treasury Bills.

2.3  The Managing General Partner’s Capital Contributions, its Carried Interest and ROGP’s Purchase of Units.

(a)                                 On or before the Offering Termination Date, in exchange for its interest as the Managing General Partner of the Partnership, the Managing General Partner shall contribute to the Partnership an amount such that its Capital Contribution pursuant to this Section 2.3(a) equals 1% of the sum of the following: (i) the aggregate Capital Contributions to the Partnership for Units made by the Investor Partners (excluding ROGP) pursuant to Section 2.2(a) less the Organization and Offering Costs attributable to such Capital Contributions; (ii) the aggregate Capital Contributions to the Partnership for Units made by ROGP pursuant to Section 2.3(d); and (iii) the Managing General Partner’s Capital Contribution pursuant to this Section 2.3(a).

(b)                                 The Managing General Partner shall perform certain services for or on behalf of the Partnership in exchange for an additional interest in the Partnership’s Profits, Losses and distributable Net Cash as set forth in Sections 3 and 4. The Partnership, the Partners and Unit Holders hereby acknowledge and agree that such additional interest, and the rights and privileges associated with therewith, collectively are intended to constitute a “profits interest” in the Partnership within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor Internal Revenue Service ruling, procedure, notice or Regulation or other pronouncement applicable at the date of issuance of such interest. The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership is authorized and directed to elect the Safe Harbor Election and the Partnership and each Partner and Unit Holder (including any Person to whom an interest in the Partnership is Transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership if Transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Tax Matters Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. Any transferee of an interest in the Partnership shall agree to be bound by this Section 2.3(b).

(c)                                  Subject to Section 7.6(c), in the event that Reef Oil & Gas Partners, LP ceases to be the Managing General Partner, the Managing General Partner’s interest in the Partnership pursuant to its contribution of capital and services pursuant to Sections 2.3(a) and 2.3(b) shall, be automatically converted into the appropriate number of Units (and fractional Units) of limited partnership interest in the Partnership that would then represent the Managing General Partner’s interest in the capital and profits of the Partnership immediately prior to the time that Reef Oil & Gas Partners, LP ceased to be the Managing General Partner, and the allocation and distribution provisions set forth in Sections 3 and 4 shall be appropriately amended to reflect the conversion of Reef Oil & Gas Partners, LP’s Partnership interest into Units.

(d)                                 ROGP will purchase whole and/or fractional Units in the Partnership equal to 1% of the total number of Units issued by the Partnership, and ROGP may purchase additional Units (or fractional portions thereof), if any, in an amount determined by ROGP in its sole and absolute discretion. ROGP shall contribute cash for each whole Unit purchased in an amount (the “ROGP Purchase Price”) equal to (i) $100,000 less (ii) the result of dividing (A) the total amount of Organization and Offering Costs by (B) the total number of Units issued to Investor Partners (other than ROGP) pursuant to Section 2.2. The ROGP Purchase Price will be proportionately reduced as appropriate for each fractional Unit, if any, purchased by ROGP. ROGP shall be treated as an Investor Partner with respect to such Units for all purposes of this Agreement.

2.4  Additional Contributions.  The Partners or any one of them may, on the terms and conditions agreed to by the contributing Partner and the Managing General Partner, make Capital Contributions to the Partnership in addition to the Capital Contributions that are required pursuant to Sections 2.2 and 2.3, as applicable. However, no Partner shall be required or obligated to contribute any capital to the Partnership, or otherwise contribute an Assessment, in addition to that required pursuant to Sections 2.2 and 2.3 above, as applicable, or be subject to any charge or penalty for failure to make any additional Capital Contribution.

2.5  Loans.  Any Partner or Unit Holder may loan the Partnership funds upon such terms and conditions as may be agreed to by the lending Partner or Unit Holder and the Managing General Partner and at such reasonable interest rates as would be charged in an arm’s length transaction. However, no Partner or Unit Holder shall be obligated to lend any funds to the Partnership. If a loan is made by a Partner or Unit Holder to the Partnership, such loan shall not be considered a contribution to the capital of the Partnership and shall not increase the Capital Account of the lending Partner or Unit Holder. The interest and expense of such loan shall be paid and charged as an expense of the Partnership’s business. The Partnership shall execute a note payable to the Partner or Unit Holder advancing such loan reflecting the terms and conditions of the loan.

2.6  No Interest on Capital Contributions or Accounts.  No interest shall be paid on any capital contributed to the Partnership pursuant to this Section 2.

2.7  No Withdrawals of Contributions.  No Partner or Unit Holder, other than the Initial Limited Partner as authorized herein, may withdraw its Capital Contribution. In addition, no cash redemptions of Units by the Managing General Partner or the Partnership are permitted by this Agreement.

2.8  Extent of Liability.

(a)                                 Limited Partners. Except as otherwise provided by applicable law:

(i)                                     No Limited Partner shall have any personal liability whatsoever, whether to the Partnership, the Managing General Partner or any creditor of the Partnership, for the debts, expenses, liabilities, contracts or any other obligation of the Partnership unless that Limited Partner otherwise expressly agrees to that liability; and

(ii)                                  A Limited Partner shall be liable only to make its Capital Contributions pursuant to Section 2.2(a).

(b)                                 General Partners. General Partners are liable, in addition to their Capital Contributions, for Partnership obligations and liabilities represented by their ownership of interests as general partners, in accordance with Texas law. Any General Partner who converts its interest into that of a Limited Partner retains liability as a General Partner for the time period during which it was a General Partner.

2.9  Return of Contributions.  Any proceeds of the public offering of Units in the Partnership not used, or committed for use, as evidenced by a written agreement, in the Partnership’s operations within one year of the Offering Termination Date, except for necessary operating capital, must be distributed pro rata to the Investor Partners as a return of capital. The Managing General Partner shall reimburse the Investor Partners for selling, management fees and offering expenses allocable to the capital returned to the Investor Partners.

2.10  Maximum and Minimum Number of Units.

(a)                                 Maximum Number of Units. The maximum number of Units may not exceed 2,250 Units, including the number of Units that are issued to ROGP under Section 2.3(d).

(b)                                 Minimum Number of Units. The minimum number of Units shall equal at least 10 Units, excluding the number of Units that are issued to ROGP under Section 2.3(d).

If subscriptions for the minimum number of Units have not been received and accepted at the Offering Termination Date, then all monies deposited by subscribers shall be promptly returned to them. They shall receive interest earned on their subscription proceeds from the date the monies were deposited in escrow through the date of refund, without deduction for any fees. The Partnership may break escrow and begin its Partnership activities, in the Managing General Partner’s sole discretion, on receipt and acceptance of the minimum subscription proceeds.

SECTION 3.  ALLOCATIONS

3.1  Capital Accounts.  A separate Capital Account shall be established and maintained for each Partner and Unit Holder on the books and records of the Partnership. Capital Accounts shall be maintained in accordance with Regulation section 1.704-1(b)(2)(iv) (taking into account any future amendments to such Regulation and any corresponding provisions of any succeeding Regulations).

3.2  Allocation of Profits and Losses.  After giving effect to the special allocations set forth in Section 3.3 below, Profits and Losses (and, if necessary, individual items thereof) for each Fiscal Year shall be allocated among the Partners and Unit Holders as follows:

(a)                                 Profits. Profits shall be allocated to the Partners and Unit Holders in accordance with their respective rights to distributions of Net Cash pursuant to Section 4.1 as if the Profits to be allocated were Net Cash that was available for Distribution pursuant to Section 4.1.

(b)                                 Losses. Except as otherwise provided in Section 3.2(c), Losses shall be allocated:

(i)                                     First, to the Partners and Unit Holders to the extent of, in proportion to and in the reverse order in which Profits were allocated to them pursuant to Section 3.2(a), until the cumulative amount of Losses allocated to each Partner or Unit Holder pursuant to this Section 3.2(b)(i) is equal to cumulative amount of Profits so allocated to such Partner or Unit Holder; provided, however, that to the extent that any Profits allocated to a Partner or Unit Holder under Section 3.2(a) are distributed (or deemed distributed) pursuant to Sections 4.1, 4.2, 4.4 or 4.6, no Losses shall be allocated under this Section 3.2(b)(i) to offset such Profits; and

(ii)                                  Second, to the Partners and Unit Holders in accordance with the amount of their respective Capital Contributions to the Partnership pursuant to Section 2, excluding the portion of such Capital Contributions, if any, that are allocated to Organization and Offering Cost (with such net amount referred to as a Partner’s or Unit Holder’s “Net Capital Contribution”).

(c)                                  The Losses allocated to the Partners and Unit Holders pursuant to Section 3.2(b) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner or Unit Holder to have a deficit Adjusted Capital Account at the end of any Fiscal Year. In the event some but not all of the Partners and Unit Holders would have deficit Adjusted Capital Accounts as a consequence of an allocation of Losses pursuant to Section 3.2(b), the limitation set forth in this Section 3.2(c) shall be applied on Partner by Partner and Unit Holder by Unit Holder basis so as to allocate the maximum permissible Losses to each Partner and Unit Holder under Regulation section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitation set forth in this Section 3.2(c) shall be allocated 100% to the General Partners (and ratably among them based upon the amount of their respective Net Capital Contributions pursuant to Section 2).

3.3  Special Allocations.  Notwithstanding Section 3.2:

(a)                                 Organization and Offering Costs. Organization and Offering Costs that are paid from the Investor Partners’ (excluding

                                                ROGP’s) Capital Contributions shall be allocated 100% to the Investor Partners (excluding ROGP) and Unit Holders (and ratably among them based upon the number of Units held). If the Organization and Offering Costs exceed the amounts that can be paid pursuant to Section 6.6(a) from the Investor Partners’ (excluding ROGP’s) Capital Contributions (i.e., 15% of the total of the Investor Partner’s (excluding ROGP’s) subscriptions), such excess Organization and Offering Costs, if any, that are paid for by the Managing General Partner shall be allocated 100% to the Managing General Partner.

(b)                                 Short Term Investment Income. Interest and other income from the short term investment of subscription proceeds prior to use in the Partnership’s operations pursuant to Section 2.2(e) (“Short Term Investment Income”) shall be allocated pro rata to the Partners in accordance with the amounts of their Subscriptions.

(c)                                  Minimum Gain Chargeback. In the event there is a net decrease in Partnership Minimum Gain during any Fiscal Year, the “minimum gain chargeback” described in Regulation section 1.704-2(f) and Regulation section 1.704-2(g) shall apply.

(d)                                 Partner Nonrecourse Debt Minimum Gain Chargeback. In the event there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, the “partner minimum gain chargeback” described in Regulation section 1.704-2(i)(4) shall apply.

(e)                                  Qualified Income Offset. This Section 3.3(e) incorporates the “qualified income offset” set forth in Regulation section 1.704-1(b)(2)(ii)(d) as if those provisions were fully set forth in this Section 3.3(e).

(f)                                   Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners and Unit Holders in accordance with the amount of their respective Net Capital Contributions.

(g)                                  Partner Nonrecourse Deductions. The Partner Nonrecourse Deductions of the Partnership shall be allocated to the Partner or Unit Holder that bears the economic risk of loss (within the meaning of Regulation section 1.752-2) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

(h)                                 Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code sections 734(b) or 743(b) is required, pursuant to Regulation sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner or Unit Holder in complete liquidation of its partnership interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partners and Unit Holders in accordance with their respective right to receive distributions of Net Cash pursuant to Section 4.1 (in the event Regulations section 1.704-1(b)(2)(iv)(m)(2) applies) or to the Partner or Unit Holder to whom such distribution was made (in the event Regulations section 1.704-1(b)(2)(iv)(m)(4) applies).

3.4  Other Allocation Rules.

(a)                                 For purposes of determining the Profits, Losses or other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing General Partner using any permissible method under Code section 706 and the Regulations thereunder.

(b)                                 The Managing General Partner is authorized to amend Section 3 of this Agreement if, in its sole discretion, based upon advice from its legal counsel or accountants, an amendment to the allocations set forth in this Section 3 is required for such allocations to be recognized for federal income tax purposes, either because of the promulgation of Regulations or other developments in applicable law. The Managing General Partner shall use its best effort to make any such required amended allocation provisions conform as nearly as possible with the original allocations described herein.

(c)                                  The Partners and Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

(d)                                 For any Fiscal Year, “excess nonrecourse liabilities” of the Partnership within the meaning of Regulation section 1.752-3(a)(3) shall be allocated to the Partners and Unit Holders in accordance with the amount of their respective Net Capital Contributions.

(e)                                  In accordance with Code section 704(c), if a Partner or Unit Holder contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes, be allocated among the Partners and Unit Holders so as to take account of any variation between the adjusted basis of such property to the Partnership and its fair market value at the time of contribution. The Managing General Partner shall determine the method used by the Partnership to make allocations pursuant to Code section 704(c).

(f)                                   Each item of Partnership income, gain, loss, deduction and credit as determined for United States federal income tax purposes shall be allocated among the Partners and Unit Holders in the same manner as such items are allocated for book purposes in accordance with the provisions of this Section 4.

SECTION 4.  DISTRIBUTIONS

4.1  Operating Distributions to Partners and Unit Holders.  From time to time and not less often than monthly, the Managing General Partner shall review the Partnership’s accounts to determine whether distributions of Net Cash are appropriate. The Partnership shall distribute pro rata to the Investor Partners Net Cash received by the Partnership, which the Managing General Partner deems unnecessary to retain in the Partnership. In no event, however, shall funds be advanced or borrowed for purposes of distributions. Except as provided in Section 6.6(a), cash distributions from the Partnership to the Managing General Partner shall only be made in conjunction with distributions to Investor Partners and only out of funds properly allocated to the Managing General Partner. Except as otherwise provided in Sections 4.3, 4.4, 4.6 and 9.2(c) hereof, positive Net Cash, if any, shall be distributed, at such times as the Managing General Partner may determine, in its sole discretion, as follows:

(a)                                 Before Payout.  Eighty-nine percent (89%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held) and eleven percent (11%) to the Managing General Partner until such time that each Investor Partner and Unit Holder has received distributions of Net Cash in an aggregate amount equal to the amount of its Capital Contribution to the Partnership (“Payout”); and

(b)                                 After Payout.  Seventy-nine percent (79%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held) and twenty-one percent (21%) to the Managing General Partner.

4.2  Amounts Withheld.  If required by applicable law, the Managing General Partner shall cause the Partnership to withhold such amounts as may be required from any payment or distribution from the Partnership to a Partner or Unit Holder, and the Managing General Partner shall remit such amount on a timely basis to the tax authority or other entity entitled to it. Any (a) amounts so withheld or (b) estimated or other payments to tax authorities with respect to any Profits or other items allocable to the Partners or Unit Holders, shall be treated for all purposes of this Agreement as amounts distributed to the Partners and Unit Holders pursuant to this Section 4. The Managing General Partner shall allocate any such amounts among the Partners and Unit Holders in accordance with applicable law.

4.3  Limitation Upon Distributions.

(a)                                 The Partnership may not make a distribution to the Partners and Unit Holders to the extent that, immediately after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners and Unit Holders with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of the Partnership’s assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Partnership’s assets only to the extent that the fair value of that property exceeds that liability.

In no event shall funds be advanced or borrowed for purposes of distributions to Partners or Unit Holders.

(b)                                 Except as otherwise provided by this Agreement, a Partner or Unit Holder has no right to receive any distribution from the Partnership in any form other than cash.

(c)                                  A Partner or Unit Holder who receives a distribution that is not permitted under Section 4.3(a) has no liability under Texas Limited Partnership Law to return the distribution unless the Partner or Unit Holder knew that the distribution violated the prohibition Section 4.3(a). This does not affect any obligation of the Partners or Unit Holders under this Agreement or other applicable law to return the distribution.

4.4  Distributions on Liquidation.  In the event of a dissolution and liquidation of the Partnership pursuant to Section 9, liquidating distributions shall be made as follows:

(a)                                 First, to the Partners and Unit Holders (and ratably among them based upon their respective Priority Liquidation Amounts) until each Partner and Unit Holder receives distributions pursuant to this Section 4.4(a) equal to its Priority Liquidation Amount, if any. A Partner’s or Unit Holder’s “Priority Liquidation Amount,” if any, shall be equal to the excess of (i) the amount of such Partner’s or Unit Holder’s cash Capital Contributions to the Partnerships pursuant to Section 2, over (ii) the cumulative amount of all prior distributions (or deemed distributions) pursuant to Sections 4.1, 4.2 and 4.6 to such Partner or Unit Holder. No distribution shall be made pursuant to this Section 4.4 to any Partner or Unit Holder whose Priority Liquidation Amount is zero or to the extent that it would exceed the Partner’s or Unit Holder’s Priority Liquidation Amount, and any amounts otherwise distributable to such a Partner or Unit Holder shall instead be distributed to the other Partners and Unit Holders until each Partner and Unit Holder receives the distributions to it that are required pursuant to this Section 4.4(a), if any; and

(b)                                 Thereafter, seventy-nine percent (79%) to the Investor Partners and Unit Holders (and ratably among them based upon the number of Units held), and twenty-one percent (21%) to the Managing General Partner.

4.5  No Reinvestment Program.  The Partnership shall not have a plan whereby an Investor Partner may systematically reinvest its share of distributions by acquiring additional Units of the Partnership or the securities of an Affiliate or an entity sponsored by an Affiliate.

4.6  Short Term Investment Income.  Positive Net Cash attributable to Short Term Investment Income shall be distributed in the amounts and to the Partners to which the associated income was allocated pursuant to Section 3.3(e).

SECTION 5.  Partnership Activities

5.1  Management.  The Managing General Partner shall conduct, direct, and exercise full and exclusive control over all activities of the Partnership. Investor Partners shall have no power over the conduct of the affairs of the Partnership or otherwise commit or bind the Partnership in any manner. The Managing General Partner shall manage the affairs of the Partnership in a prudent and businesslike fashion and shall use commercially reasonable efforts to carry out the purposes and character of the business of the Partnership.

5.2  Conduct of Operations.

(a)                                 Operations of the Partnership shall be conducted as follows:

(i)                                     The Managing General Partner shall establish a program of operations for the Partnership.

(ii)                                  The Investor Partners agree to participate in the Partnership’s program of operations as established by the Managing General Partner; provided, that no well drilled to the point of setting casing need be completed if, in the Managing General Partner’s opinion, such well is unlikely to be productive of oil or gas in quantities sufficient to justify the expenditures required for well completion. The Partnership may and it is expected that it will participate with others in the drilling of wells and it may enter into joint ventures, partnerships, joint operating agreements, or other such arrangements.

(b)                                 All transactions between the Partnership and the Managing General Partner or its Affiliates shall be on terms no less favorable than those terms that could be obtained between the Partnership and independent third parties dealing at arm’s length, subject to the provisions of Section 5.7.

(c)                                  The Partnership shall not participate in any joint operations on any co-owned lease unless there has been acquired or reserved on behalf of the Partnership the right to take in-kind or separately dispose of its proportionate share of the oil and gas produced from such lease exclusive of production which may be used in development and production operations on the lease and production unavoidably lost, and, if an Affiliate of the Managing General Partner is the operator of such lease, the Managing General Partner has entered into written agreements with every other Person owning any working or operating interest reserving to such Person a similar right to take in-kind, unless, in the opinion of counsel to the Partnership, the failure to reserve such right to take in-kind will not result in the Partnership being treated as a member of an association taxable as a corporation for federal income tax purposes.

(d)                                 The relationship of the Partnership and the Managing General Partner (or any Affiliate retaining or acquiring an interest) as co-owners in leases, except to the extent superseded by an operating agreement consistent with the preceding paragraph and except to the extent inconsistent with this Partnership Agreement, shall be governed by the American Association of Petroleum Landsmen Form 610-1989, with a provision reserving the right to take production in-kind and with a current accounting procedure promulgated by the Council of Petroleum Accountant Societies of North America to govern as the accounting procedures under such operating agreement.

(e)                                  The Managing General Partner may designate or agree to (and enter into written agreements with and for) such other Persons as it deems appropriate to conduct the actual drilling and producing operations of the Partnership.

(f)                                   In the event that any Affiliate of the Managing General Partner serves as an operator on any Partnership wells, it will do so pursuant to a model form operating agreement issued by the American Association of Petroleum Landmen and an accounting procedure for joint operations issued by the Council of Petroleum Accountants Societies of North America. Such Affiliate shall receive fees not in excess of the competitive rate for the area, typically in the form of per well charges for each producing well.

(g)                                  The Managing General Partner shall be reimbursed by the Partnership for Direct Costs and Administrative Costs incurred and paid by it. Notwithstanding the previous sentence, the Managing General Partner shall still bear a percentage of the Direct Costs and Administrative Costs equal to its percentage of revenue participation in the Partnership, except with regard to Direct Costs that are classified as drilling or acquisition related costs, which shall be allocated 1% to the Managing General Partner. All other expenses shall be borne by the Partnership. Administrative Costs and other charges for goods and services must be fully supportable as to the necessity thereof and the reasonableness of the amount charged. Direct Costs shall be billed directly to and paid by the Partnership to the extent practicable. Administrative Costs must be reasonably allocated to the Partnership on the basis of assets, revenues, time records or other methods (including expenses) conforming with generally accepted accounting principles. An independent certified public accountant shall audit such allocations annually and provide written attestation annually, to be included as part of the Partnership’s annual report, that the method used to make allocations was consistent with the method described in the prospectus and that the total amount of costs allocated did not materially exceed the amounts incurred by the Managing General Partner. If the Managing General Partner subsequently decides to allocate expenses in a manner different from that described in the prospectus, such change shall be reported to the Partners together with an explanation of why such change was made and the basis used for determining the reasonableness of the new allocation method. No portion of salaries, benefits, compensation or remuneration of controlling Persons shall be reimbursed as Administrative Costs.

(h)                                 The Managing General Partner and its Affiliates may but are not required to enter into other transactions (embodied in a written contract) with the Partnership, such as providing services, supplies, and equipment, and shall be entitled to compensation for such services at prices and on terms that are competitive in the geographic area of operations.

(i)                                     The Partnership shall make no loans to the Managing General Partner or any Affiliate thereof.

(j)                                    The Managing General Partner shall not borrow monies for the business of the Partnership if such financing shall provide that the lender has recourse against any Investor Partner. The Partnership may borrow funds to acquire new properties, drill new wells, conduct maintenance operations on Partnership properties or conduct activities necessary to preserve Partnership property. The proceeds of the Partnership’s borrowings cannot be used to make distributions to the Partners or Unit Holders or to pay fees to the Managing General Partner or its Affiliates, other than to reimburse them for amounts they have paid to third parties on behalf of the Partnership in the normal course of the Partnership business.

(k)                                 The funds of the Partnership shall not be commingled with the funds of any other Person; notwithstanding the above, the Managing General Partner may establish a master fiduciary account pursuant to which separate subtrust accounts are maintained for the benefit of affiliated programs, provided, the Partnership’s funds are protected from the claims of such other programs and their creditors. The prohibition of this subsection shall not apply to investments meeting the requirements of Section 6.3(h) of this Agreement.

(l)                                     Notwithstanding any provision herein to the contrary, no creditor shall receive, the prohibition of this subsection shall not apply to investments meeting the requirements of Section 6.3(h) of the Agreement as a result of making any loan, a direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor.

(m)                             The Managing General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing General Partner’s possession or control, and shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. Except as permitted under Section (II)(H)(3) of the North American Securities Administrators Association (“NASAA”) Statement of Policy on Oil and Gas Programs, no agreement (including this Agreement) between the Managing General Partner and the Partnership shall limit any fiduciary duty to the Partners owed by the Managing General Partner under any applicable law.

5.3  Acquisition and Sale of Leases.

(a)                                 To the extent the Partnership does not acquire a full interest in a lease from the Managing General Partner, the remainder of the interest in such lease may at certain times be held by the Managing General Partner, which may either retain and exploit it for its own account or sell or otherwise dispose of all or a part of such remaining interest. Profits from such exploitation and/or disposition shall be for the benefit of the Managing General Partner to the exclusion of the Partnership. Any leases acquired by the Partnership from the Managing General Partner shall be acquired only at the Managing General Partner’s acquisition cost, unless the Managing General Partner shall have reason to believe that its acquisition cost is materially more than the fair market value of such property, in which case the price shall not exceed the fair market value; provided however, if the acquisition is from an affiliated partnership that has held the property for more than two years and in which partnership the interest of the Managing General Partner is substantially similar to, or less than, its interest in the subject partnership, the acquisition may be made at fair market value. If the Managing General Partner has reason to believe the acquisition cost is materially more than the fair market value of such property, then the Managing General Partner shall obtain an appraisal from a qualified Independent Expert with respect to the sale of such property to the Partnership. The Partnership will maintain such appraisals in its records for at least six years. Neither the Managing General Partner nor any Affiliate shall acquire or retain any carried, reversionary, or Overriding Royalty Interest on the lease interests acquired by the Partnership, nor shall the Managing General Partner enter into any Farmout arrangements with respect to its retained interest, except as provided in Section 5.5.

(b)                                 The Partnership shall acquire only leases, and parts thereof, reasonably expected to meet the stated purposes of the Partnership. No leases shall be acquired for the purpose of a subsequent sale or Farmout unless the acquisition is made after a well has been drilled to a depth sufficient to indicate that such an acquisition would be in the Partnership’s best interest.

5.4  Title to Leases.

(a)                                 Record title to each lease acquired by the Partnership may be temporarily held in the name of the Managing General Partner, or in the name of any nominee designated by the Managing General Partner, as agent for the Partnership until a productive well is completed on a lease. Thereafter, record title to leases shall be assigned to and placed in the name of the Partnership if such assignment is practical and permissible under the circumstances and local law and regulations.

(b)                                 The Managing General Partner shall take the necessary steps in its best judgment to render title to the leases to be assigned to the Partnership acceptable for the purposes of the Partnership. No operation shall be commenced on any Prospect acquired by the Partnership unless the Managing General Partner is satisfied that the undertaking of such operation would be in the best interest of Investor Partners and the Partnership. The Managing General Partner shall be free, however, if it is in the best interests of the Partnership, to use its own best judgment in waiving title requirements and shall not be liable to the

Partnership or the Investor Partners for any mistakes of judgment unless such mistakes were made in a manner not in accordance with general industry standards in the geographic area and such mistakes were the result of negligence by the Managing General Partner; nor shall the Managing General Partner or its Affiliates be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to any lease assigned to the Partnership or the extent of the interest covered thereby.

5.5  Farmouts.

(a)                                 The Partnership shall not farmout, sell, or otherwise dispose of a lease unless the Managing General Partner, exercising the standard of a prudent operator, determines that:

(i)            The Partnership lacks sufficient funds to drill on such lease and is unable to obtain suitable financing;

(ii)           The leases have been downgraded by events occurring after assignment to the Partnership;

(iii)          Drilling on the leases would result in an excessive concentration of Partnership funds creating, in the Managing General Partner’s opinion, undue risk to the Partnership; or

(iv)          The Farmout is in the best interests of the Partnership.

(b)                                 Farmouts between the Partnership and the Managing General Partner or its Affiliates, including any other affiliated limited partnership, shall be effected on terms deemed fair by the Managing General Partner. The Managing General Partner, exercising the standard of a prudent operator, shall determine that the Farmout is in the best interest of the Partnership and the terms of the Farmout are consistent with and, in any case, no less favorable to the Partnership than those utilized in the geographic area of operations for similar arrangements. The respective obligations and revenue sharing of all affiliated parties to the transactions shall be substantially the same, and the compensation arrangement or any other interest or right of either the Managing General Partner or its Affiliates shall be substantially the same in each participating partnership or, if different, shall be reduced to reflect the lower compensation arrangement.

5.6  Release, Abandonment, and Sale or Exchange of Properties.  Except as provided elsewhere in this Section 5 and in Section 6.3, the Managing General Partner shall have full power to dispose of the production and other assets of the Partnership, including the power to determine which leases shall be released or permitted to terminate, those wells to be abandoned, whether any lease, well or production interest, or rights therein shall be sold or exchanged, and the terms therefor.

5.7  Certain Transactions.

(a)                                 Whenever the Managing General Partner or its Affiliates (except another affiliated partnership in which the interest of the Managing General Partner or its Affiliates is identical to or less than their interest in the Partnership) sell, transfer, or assign an interest in a Prospect to the Partnership, they shall assign to the Partnership an equal proportionate interest in each of the leases comprising the Prospect. If the Managing General Partner or its Affiliates subsequently propose to acquire an interest in a Prospect in which the Partnership possesses an interest or in a Prospect abandoned by the Partnership within one year preceding such proposed acquisition, the Managing General Partner or its Affiliates shall offer an equivalent interest therein to the Partnership; and, if funds, including borrowings, are not available to the Partnership to enable it to consummate a purchase of an equivalent interest in such property and pay the development costs thereof, neither the Managing General Partner nor any of its Affiliates shall acquire such interest or property. The term “abandoned” shall mean the termination, either voluntarily or by operation of the lease or otherwise, of all of the Partnership’s interest in the Prospect. These limitations shall not apply after the lapse of five years from the date of formation of the Partnership.

(b)                                 The geological limits of a Prospect shall be enlarged or contracted on the basis of subsequently acquired geological data that further defines the productive limits of the underlying oil and/or gas reservoir and shall include all of the acreage determined by such subsequent data to be encompassed by such reservoir; further, where the Managing General Partner or its Affiliate (except another affiliated partnership in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) owns a separate property interest in such enlarged area, such interest shall be sold to the

Partnership if the activities of the Partnership were material in establishing the existence of Proved Undeveloped Reserves that are attributable to such separate property interest; provided, however, that the Partnership shall not be required to expend additional funds unless they are available from the initial capitalization of the Partnership.

(c)                                  The Partnership shall not purchase properties from or sell properties to any affiliated partnership. This prohibition, however, shall not apply to transactions among affiliated partnerships by which property is transferred from one to another in exchange for the transferee’s obligation to conduct drilling activities on such property or to joint ventures among such affiliated partnerships, provided that the respective obligations and revenue sharing of all parties to the transaction are substantially the same and the compensation arrangement or any other interest or right of either the Managing General Partner or its Affiliates is the same in each affiliated partnership, or, if different, the aggregate compensation of the Managing General Partner is reduced to reflect the lower compensation arrangement.

(d)                                 During the existence of the Partnership, and before it has ceased operations, neither the Managing General Partner nor any of its Affiliates (except another affiliated partnership in which the interest of the Managing General Partner’s or its Affiliates’ is substantially similar to or less than their interest in the Partnership) shall acquire, retain, or drill for their own account any oil and gas interest in any Prospect in which the Partnership possesses an interest, except for transactions whereby the Managing General Partner or such Affiliate acquires or retains a proportionate Working Interest, the respective obligations of the Managing General Partner or the Affiliate and the Partnership are substantially the same after the sale of the interest to the Partnership, and the Managing General Partner’s or Affiliate’s interest in revenues does not exceed the amount proportionate to its Working Interest, and neither the Managing General Partner nor its Affiliates retain any overrides or other burdens on the interest conveyed to the Partnership.

(e)                                  If the Managing General Partner or the Affiliate is engaged to a substantial extent, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering any oil field, equipage, supplies or other services or selling or leasing such equipment and supplies to other persons in the industry in addition to partnerships in which the Managing General Partner or its Affiliates have an interest, then the compensation, price or rental for any oil field, equipage, or other services, and any equipment and supplies rendered, sold or leased by such Person to the Partnership shall be at prices competitive with those charged by others in the geographical area of operations that reasonably could be available to the Partnership. If neither the Managing General Partner nor its Affiliates is engaged in the business as set forth above, then the compensation, price or rental shall be the cost of such services, equipment or supplies to such entity, or the competitive rate that could be obtained in the area, whichever is less. No turnkey drilling contracts shall be made between the Managing General Partner or its Affiliates and the Partnership. Neither the Managing General Partner nor its Affiliates shall profit by drilling in contravention of its fiduciary obligations to the Partnership. Any such services for which the Managing General Partner or an Affiliate is to receive compensation shall be embodied in a written contract that precisely describes the services to be rendered and all compensation to be paid, and any material change in the terms of such contract shall be approved by the vote of the holders of a majority of the Units in the Partnership.

(f)                                   Advance payments by the Partnership to the Managing General Partner are prohibited, except where necessary to secure drilling rigs, drilling equipment and for other similar purposes in connection with the partnership’s drilling operations. These payments, if any, shall not include nonrefundable payments for completion costs prior to the time that a decision is made that the well or wells warrant a completion attempt.

(g)                                  Neither the Managing General Partner nor its Affiliates shall make any future commitments of the Partnership’s production that do not primarily benefit the Partnership, nor shall the Managing General Partner or any Affiliate utilize Partnership funds as compensating balances for the benefit of the Managing General Partner or the Affiliate.

(h)                                 No rebates or give-ups may be received by the Managing General Partner or any of its Affiliates, nor may the Managing General Partner or any Affiliate participate in any reciprocal business arrangements that would circumvent these restrictions.

(i)            During a period of five years from the date of formation of the Partnership, if the Managing General Partner or any of its Affiliates (except another affiliated partnership in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) proposes to acquire from an unaffiliated Person an interest in a Prospect in which the Partnership possesses an interest or in a Prospect in which the Partnership’s interest has been terminated without compensation within one year preceding such proposed acquisition, the following conditions shall apply:

(i)                                     If the Managing General Partner or the Affiliate does not currently own property in the Prospect separately from the Partnership, then neither the Managing General Partner nor the Affiliate shall be permitted to purchase an interest in the Prospect.

(ii)                                  If the Managing General Partner or the Affiliate currently owns a proportionate interest in the Prospect separately from the Partnership, then the interest to be acquired shall be divided between the Partnership and the Managing General Partner or the Affiliate in the same proportion as is the other property in the Prospect; provided, however, if cash or financing is not available to the Partnership to enable it to consummate a purchase of the additional interest to which it is entitled, then neither the Managing General Partner nor the Affiliate shall be permitted to purchase any additional interest in the Prospect.

(j)                                    If the Partnership acquires property pursuant to a Farmout or joint venture from an affiliated program, the Managing General Partner’s and/or its Affiliates’ aggregate compensation associated with the property and any direct and indirect ownership interest in the property may not exceed the lower of the compensation and ownership interest the Managing General Partner and/or its Affiliates could receive if the property were separately owned or retained by either one of the programs.

(k)                                 Neither the Managing General Partner nor any Affiliate, including affiliated programs, may purchase or acquire any property from the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Investor Partners of the Partnership and then subject to the following conditions:

(i)                                     A sale, transfer or conveyance, including a Farmout, of an undeveloped property from the Partnership to the Managing General Partner or an Affiliate, other than an affiliated program, must be made at the higher of cost or fair market value.

(ii)                                  A sale, transfer or conveyance of a developed property from the Partnership to the Managing General Partner or an Affiliate, other than an affiliated program in which the interest of the Managing General Partner is substantially similar to or less than its interest in the subject Partnership, shall not be permitted except in connection with the liquidation of the Partnership and then only at fair market value determined by an appraisal prepared by an independent petroleum engineer.

(iii)          Except in connection with Farmouts or joint ventures made in compliance with Section 5.5 above, a transfer of an undeveloped property from the Partnership to an affiliated drilling program must be made at fair market value if the property has been held for more than two years. Otherwise, if the Managing General Partner deems it to be in the best interest of the Partnership, the transfer may be made at cost.

(iv)                              Except in connection with Farmouts or joint ventures made in compliance with Section 5.5 above, a transfer of any type of property from the Partnership to an affiliated production purchase or income program must be made at fair market value if the property has been held for more than six months or there have been significant expenditures made in connection with the property. Otherwise, if the Managing General Partner deems it to be in the best interest of the Partnership, the transfer may be made at cost as adjusted for intervening operations.

(l)                                     If the Partnership participates in other partnerships or joint ventures (multi-tier arrangements), the terms of any such arrangements shall not result in the circumvention of any of the requirements or prohibitions contained in this Partnership Agreement, including the following:

(i)            There will be no duplication or increase in Organization and Offering Costs, the Managing General Partner’s compensation, Partnership expenses or other fees and costs;

(ii)                                  There will be no substantive alteration in the fiduciary and contractual relationship between the Managing General Partner and the Investor Partners; and

(iii)                               There will be no diminishment in the voting rights of the Investor Partners.

In connection with a proposed Roll-Up, the following shall apply:

(1)                                 An appraisal of all Partnership assets shall be obtained from a competent independent expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Securities and Exchange Commission and any applicable state securities commission as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act of 1933 and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal. Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on all relevant information, including current reserve estimates prepared by an independent petroleum consultant, and shall indicate the value of the Partnership’s assets as of a date immediately prior to the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of Partnership assets over a 12-month period. The terms of the engagement of the independent expert shall clearly state that the engagement is for the benefit of the Partnership and the Investor Partners. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Investor Partners in connection with a proposed Roll-Up.

(2)                                 In connection with a proposed Roll-Up, Investor Partners who vote “no” on the proposal shall be offered the choice of:

(i)                                     Accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or

(ii)                                  Remaining as Investor Partners in the Partnership and preserving their interests therein on the same terms and conditions as existed previously; or

(iii)          Receiving cash in an amount equal to the Investor Partners’ pro-rata share of the appraised value of the net assets of the Partnership.

(3)                                 The Partnership shall not participate in any proposed Roll-Up which, if approved, would result in the diminishment of any Investor Partner’s voting rights under the Roll-Up Entity’s chartering agreement. In no event shall the democracy rights of Investor Partners in the Roll-Up Entity be less than those provided for under Sections 7.7 and 7.8 of this Agreement. If the Roll-Up Entity is a corporation, the democracy rights of Investor Partners shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.

(4)                                 The Partnership shall not participate in any proposed Roll-Up transaction that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity); nor shall the Partnership participate in any proposed Roll-Up transaction that would limit the ability of an Investor Partner to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Partnership Units held by that Investor Partner.

(5)                                 The Partnership shall not participate in a Roll-Up in which Investor Partners’ rights of access to the records of the Roll-Up Entity will be less than those provided for under Section 8.1 of this Agreement.

(6)                                 The Partnership shall not participate in any proposed Roll-Up transaction in which any of the costs of the transaction would be borne by the Partnership if the Roll-Up is not approved by the Investor Partners.

(7)                                 The Partnership shall not participate in a Roll-Up transaction unless the Roll-Up transaction is approved by at least 66 2/3% in interest of the Investor Partners.

(m)                             The Partnership may borrow money on a non-recourse basis from the Managing General Partner or any of its Affiliates, provided that on any loans made available by the Managing General Partner or any of its Affiliates to the Partnership, the Managing General Partner or such Affiliate shall not receive interest in excess of its interest cost, nor shall the Managing General Partner of such Affiliate receive interest in excess of the amount which would be charged to the Partnership (without reference to the Managing General Partner’s financial abilities or guaranties) by independent third parties for the same purpose. In connection with any loans to the Partnership by the Managing General Partner or its Affiliates, the Managing General Partner or its Affiliates shall not receive points or other financing charges or fees, regardless of the amount.

(n)                                 Neither the Managing General Partner nor any Affiliate, shall enter into any farm-out or other arrangement with the Partnership where in consideration for services to be rendered, an interest in production is payable to the Managing General Partner or any Affiliate.

(o)                                 Neither the Managing General Partner nor any Affiliate, shall make or cause to be made any offer to an Investor Partner to exchange his Unit(s) for a security of another company unless:

(1)                                 such offer is made after the expiration of two years after such program commenced operations;

(2)                                 such offer is made to all Investor Partners;

(3)                                 such offer, if made by a third-party to the Managing General Partner or principal underwriter, or any affiliate of the Managing General Partner or such principal underwriter, is on a basis not more advantageous to such Managing General Partner, principal underwriter or affiliate than to Investor Partners;

(4)                                 the value of the security or other consideration offered is at least equivalent to the value of the Unit(s);

(5)                                 the value of any reserves used in computing the exchange ratio is supported by an appraisal prepared by an independent petroleum engineer within 120 days of the date such exchange is to be made; the value of any undeveloped acreage used in computing the exchange ratio is at cost unless fair market value, as evidenced by supporting data, is higher; and the value of other assets used in computing the exchange ratio is based upon audited financial statements prepared in accordance with generally accepted accounting principles consistently applied; and

(6)                                 the offer is made pursuant to a qualification first obtained and, unless exempt, by means of a Registration Statement meeting the requirements of the Securities Act of 1933, as amended.

SECTION 6.  MANAGEMENT

6.1  Managing General Partner.  The Managing General Partner shall have the sole and exclusive right and power to manage and control the affairs of and to operate the Partnership and to do all things necessary to carry on the business of the Partnership for the purposes described in Section 1.3 and to conduct the activities of the Partnership as set forth in Section 5. No financial institution or any other Person dealing with the Managing General Partner shall be required to ascertain whether the Managing General Partner is acting in accordance with this Agreement, but such financial institution or such other Person shall be protected in relying solely upon the deed, transfer, or assurance of and the execution of such instrument or instruments by the Managing General Partner. The Managing General Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of the Partnership’s business shall reasonably require and shall not be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein. The Managing General Partner may engage in business ventures of any nature and description independently or with others and neither the Partnership nor any of its Investor Partners shall have any rights in and to such independent ventures or the income or profits derived therefrom. Except as provided herein, the Managing General Partner and its Affiliates may pursue business opportunities that are consistent with the Partnership’s investment objectives for their own account only after they have determined that such opportunity either cannot be pursued by the Partnership because of insufficient funds or because it is not appropriate for the Partnership under the existing circumstances.

6.2  Authority of Managing General Partner.  The Managing General Partner is specifically authorized and empowered, on behalf of the Partnership, and by consent of the Investor Partners herein given, to do any act or execute any document or enter into any contract or any agreement of any nature necessary or desirable, in the opinion of the Managing General Partner, in pursuance of the purposes of the Partnership. Without limiting the generality of the foregoing, in addition to any and all other powers conferred upon the Managing General Partner pursuant to this Agreement and Texas Limited Partnership Law, and except as otherwise prohibited by law or hereunder, the Managing General Partner shall have the power and authority to:

(a)                                 Acquire leases and other interests in oil and/or gas properties in furtherance of the Partnership’s business;

(b)                                 Enter into and execute pooling agreements, Farmout agreements, operating agreements, unitization agreements, dry and bottom hole and acreage contribution letters, construction contracts, and any and all documents or instruments customarily employed in the oil and gas industry in connection with the acquisition, sale, exploration, development, or operation of oil and gas properties, and all other instruments deemed by the Managing General Partner to be necessary or appropriate to the proper operation of oil or gas properties or to effectively and properly perform its duties or exercise its powers hereunder;

(c)                                  Make expenditures and incur any obligations it deems necessary to implement the purposes of the Partnership; employ and retain such personnel as it deems desirable for the conduct of the Partnership’s activities, including employees, consultants, accountants and attorneys; and exercise on behalf of the Partnership, in such manner as the Managing General Partner in its sole judgment deems best, of all rights, elections, and obligations granted to or imposed upon the Partnership;

(d)                                 Manage, operate, and develop any Partnership property, and enter into operating agreements with any party with respect to properties acquired by the Partnership, which agreements may contain such terms, provisions, and conditions as are usual and customary within the industry and as the Managing General Partner shall approve;

(e)                                  Compromise, sue, or defend any and all claims in favor of or against the Partnership;

(f)                                   Subject to the provisions of Section 8.4, make or revoke any election permitted the Partnership by any taxing authority;

(g)                                  Perform any and all acts it deems necessary or appropriate for the protection and preservation of the Partnership assets;

(h)                                 Maintain at the expense of the Partnership such insurance coverage for public liability, fire and casualty, loss of well control, and any and all other insurance necessary or appropriate to the business of the Partnership in such amounts and of such types as it shall determine from time to time, provided that the public liability coverage shall at all times be equal to the lesser of two times the Partnership’s capitalization but shall at no time be less than $10,000,000;

(i)                                     Buy, sell, or lease property or assets on behalf of the Partnership;

(j)                                    Enter into agreements to hire services of any kind or nature;

(k)                                 Assign interests in properties to the Partnership;

(l)                                     Enter into broker dealer agreements and perform all of the Partnership’s obligations thereunder, to issue and sell Units pursuant to the terms and conditions of this Agreement, the Subscription Agreements, and to accept and execute on behalf of the Partnership Subscription Agreements, and to admit original and substituted Partners;

(m)                             Subject to the provisions of Sections 5.2(j) and 6.3(j), borrow monies for the business of the Partnership and from time to time draw, make, execute, and issue promissory notes and other negotiable or nonnegotiable instruments and evidences of indebtedness; secure the payment of the sums so borrowed and to mortgage, pledge or assign in trust all or any part of the Partnership’s Property; assign any monies owing or to be owing to the Partnership; and engage in any other means of financing customary in the oil and gas industry; provided that any such financing shall provide that the lender has recourse only against the Partnership assets and not against any Investor Partner individually; and

(n)                                 Perform any and all acts, and execute any and all documents it deems necessary or appropriate to carry out the purposes of the Partnership.

6.3  Certain Restrictions on Managing General Partner’s Power and Authority.  Notwithstanding any other provisions of this Agreement to the contrary, neither the Managing General Partner nor any Affiliate of the Managing General Partner shall have the power or authority to, and shall not, do, perform, or authorize any of the following:

(a)                                 Use any revenues from Partnership operations for the purposes of acquiring leases in Prospects that are not related to the Prospects acquired by the Partnership during its initial operations or paying any Organization and Offering Costs; provided, however, that revenues from Partnership operations may be used for other Partnership operations, including without limitation, for the purposes of drilling, completing, maintaining, recompleting, and operating wells on existing Partnership Prospects and acquiring and developing new leases to the extent such leases are considered by the Managing General Partner in its sole discretion to be a part of a Prospect in which the Partnership then owns a lease.

(b)                                 Without having first received the prior consent of the holders of a majority of the then outstanding Units entitled to vote:

(i)            Sell all or substantially all of the assets of the Partnership (except upon liquidation of the Partnership pursuant to Section 9), unless cash funds of the Partnership are insufficient to pay the obligations and other liabilities of the Partnership;

(ii)           Dispose of the goodwill of the Partnership;

(iii)          Do any other act that would make it impossible to carry on the ordinary business of the Partnership; or

(iv)          Agree to the termination or amendment of any operating agreement to which the Partnership is a party, or waive any rights of the Partnership thereunder, except for amendments to the operating agreement that the Managing General Partner believes are necessary or advisable to ensure that the operating agreement conforms to any changes in or modifications to the Code or that do not adversely affect the Investor Partners in any material respect;

(c)                                  Guarantee in the name or on behalf of the Partnership the payment of money or the performance of any contract or other obligation of any Person other than the Partnership;

(d)                                 Bind or obligate the Partnership with respect to any matter outside the scope of the Partnership business;

(e)                                  Use the Partnership’s name, credit, or property for other than Partnership purposes;

(f)                                   Take any action, or permit any other Person to take any action, with respect to the assets or property of the Partnership that does not benefit the Partnership, including, among other things, utilization of funds of the Partnership as compensating balances for its own benefit or the commitment of future production;

(g)                                  Benefit from any arrangement for the marketing of oil and gas production or other relationships affecting the property of the Managing General Partner of an Affiliate and the Partnership, unless such benefits are fairly and equitably apportioned among the Managing General Partner, its Affiliates, and the Partnership, according to the respective interests of each;

(h)                                 Utilize Partnership funds to invest in the securities of another Person except in the following instances:

(i)            Investments in Working Interests or undivided lease interests made in the ordinary course of the Partnership’s business;

(ii)           Temporary investments made in compliance with Section 2.2(e) of this Agreement; and

(iii)          Investments involving less than 5% of Partnership capital which are a necessary and incidental part of a property acquisition transaction.

(i)                                     Vote with respect to any Unit held by it on matters submitted to the Partners regarding the removal of the Managing General Partner or regarding any transaction between the Partnership and the Managing General Partner.

(j)                                    Without having first received the prior consent of holders of a majority of the then outstanding Units present, in person or by proxy, at a meeting of Investor Partners at which a quorum is present, engage in any borrowing activity authorized by Section 6.02(m) if the total amount of the Partnership’s borrowings then outstanding would exceed an amount equal to 25% of the Capital Contributions to the Partnership.

6.4  Indemnification of Managing General Partner.  The Managing General Partner shall have no liability to the Partnership or to any Investor Partner for any loss suffered by the Partnership that arises out of any action or inaction of the Managing General Partner if the Managing General Partner, in good faith, determined that such course of conduct was in the best interest of the Partnership, that the Managing General Partner was acting on behalf of or performing services for the Partnership, and that such course of conduct did not constitute negligence or misconduct of the Managing General Partner. Indemnification of the Managing General Partner is recoverable only from the tangible net assets of the Partnership, including the insurance proceeds from the Partnership’s insurance policies and the insurance and indemnification of the Partnership’s subcontractors, and is not recoverable from the Investor Partners. Notwithstanding the above, the Managing General Partner and any Person acting as a broker-dealer shall not be indemnified for liabilities arising under federal and state securities laws unless (a) there has been a successful adjudication on the merits of each count involving securities law violations, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (c) a court of competent jurisdiction approves a settlement of such claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of any state securities regulatory authority in which securities of the Partnership were offered or sold as to indemnification for violations of securities laws; provided, however, the court need only be advised of the positions of the securities regulatory authorities of those states (i) that are specifically set forth in the Partnership Agreement and (ii) in which plaintiffs claim they were offered or sold Units.

In any claim for indemnification for federal or state securities laws violations, the party seeking indemnification shall place before the court the position of the SEC, or respective state securities division, as the case may be, with respect to the issue of indemnification for securities law violations.

The advancement of Partnership funds to the Managing General Partner or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if the Partnership has adequate funds available and the following conditions are satisfied:

(a)                                 The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership; and

(b)                                 The legal action is initiated by a third party who is not a participant, or the legal action is initiated by a participant and a court of competent jurisdiction specifically approves such advancement; and

(c)                                  The Managing General Partner or its Affiliates undertake to repay the advanced funds to the Partnership, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

The Partnership shall not incur the cost of the portion of any insurance that insures the Managing General Partner against any liability as to which the Managing General Partner is herein prohibited from being indemnified.

6.5  Withdrawal.

(a)                                 Notwithstanding the limitations contained in Sections 6.3(i) and 6.5(b), the Managing General Partner shall have the right, by giving written notice to the other Partners, to substitute in its stead as Managing General Partner any successor entity or any entity controlled by the Managing General Partner, provided that the successor Managing General Partner must have a sufficient tangible net worth, and the Investor Partners, by execution of this Agreement, expressly consent to such a transfer, unless it would adversely affect the status of the Partnership as the Partnership for federal income tax purposes.

(b)                                 The Managing General Partner may not voluntarily withdraw from the Partnership prior to the Partnership’s completion of its primary drilling and/or acquisition activities, and then only after giving 120 days written notice. The Managing General Partner may not partially withdraw its property interests held by the Partnership unless such withdrawal is necessary to satisfy the bona fide request of its creditors or approved by a majority-in-interest vote of the Investor Partners. The Managing General Partner shall fully indemnify the Partnership against any additional expenses which may result from a partial withdrawal of property interests and such withdrawal may not result in a greater amount of Direct Costs or Administrative Costs being allocated to the Investor Partners. The withdrawing Managing General Partner shall pay all expenses incurred as a result of its withdrawal. If the Managing General Partner withdraws and the Partners elect to continue the Partnership, the Managing General Partner’s interest shall be valued in accordance with the provisions of Section 7.6(c) hereof.

6.6  Management Fee and Reimbursements.

(a)                                 Management Fee.  The Partnership shall pay the Managing General Partner, following the Offering Termination Date, a Management Fee equal to the excess, if any, of (i) 15% of the total of the Investor Partner’s (excluding ROGP’s) subscriptions over (ii) the total Organization and Offering Costs. The Management Fee will be paid by the Partnership in such monthly amounts as may be determined in the discretion of the Managing General Partner. The Management Fee will be payable by the Partnership monthly until paid in its entirety. To the extent that the Partnership fully pay the amount of the Management Fee payable during the year in which it is payable, then the amount of such unpaid Management Fee will be carried forward and payable in the next succeeding year.

(b)                                 Direct Costs Reimbursement.  The Managing General Partner shall be reimbursed for all Direct Costs of the Partnership for which it pays. Direct Costs, however, shall be billed directly to and paid by the Partnership to the extent practicable.

(c)                                  Carried Interest.  The Managing General Partner shall receive a Carried Interest in the Partnership as set forth in Section 2.3(b) hereof.

(d)                                 Administrative Costs Reimbursement.  The Managing General Partner and its Affiliates shall be reimbursed for all Administrative Costs allocable to the Partnership.

(e)                                  Drilling and Completion Costs and Acquisition Costs.  The Managing General Partner and its Affiliates shall be reimbursed for Drilling and Completion Costs and, subject to the limitations set forth in Sections 5.3 and 5.7, Acquisition Costs.

6.7  Reliance Upon Experts.  The Managing General Partner may employ or retain such counsel, accountants, engineers, geologists, landmen, appraisers or other experts or advisors as it may reasonably deem appropriate for the purpose of discharging its duties hereunder, and shall be entitled to pay the fees of any such Persons from the funds of the Partnership. The Managing General Partner may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, engineer, geologist, appraiser or other expert or advisor, whether retained or employed by the Partnership, the Managing General Partner, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Partnership.

6.8  Tax Matters and Financial Reporting Partner.  The Managing General Partner shall serve as the Tax Matters Partner and as the financial reporting partner. As Tax Matters Partner, the Managing General Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partners and Unit Holders agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. The Partnership may engage accountants and/or attorneys to assist the Tax Matters Partner in discharging its duties hereunder. The Partnership shall reimburse the Tax Matters Partner for all costs and expenses incurred by it in performing its duties as such (including legal and accounting fees and expenses).

6.9  Insurance.  The Managing General Partner shall maintain at the expense of the Partnership such insurance coverage for public liability, fire and casualty, loss of well control, and any and all other insurance necessary or appropriate to the business of the Partnership in such amounts and of such types as it shall determine from time to time, provided that the public liability coverage shall at all times be equal to the lesser of two times the Partnership’s capitalization or $17,000,000 but shall at no time be less than $10,000,000.

SECTION 7.  INVESTOR PARTNERS

7.1  Rights or Powers.  No Investor Partner (whether a Limited Partner or a General Partner) shall take part in the control or management of the business or transact any business for the Partnership, and no Investor Partner shall have the power to sign for or bind the Partnership. Any action or conduct of Investor Partners on behalf of the Partnership is hereby expressly prohibited. Any Investor Partner who violates this Section 7.1 shall be liable to the remaining Investor Partners, the Managing General Partner, and the Partnership for any damages, costs, or expenses any of them may incur as a result of such violation. The Investor Partners hereby grant to the Managing General Partner or its successors or assignees the exclusive authority to manage and control the Partnership business in its sole discretion and to thereby bind the Partnership and all Partners in its conduct of the Partnership business. Investor Partners shall have the right to vote only with respect to those matters specifically provided for in this Agreement. No Investor Partner shall have the authority to:

(a)                                 Assign the Partnership property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

(b)                                 Dispose of the goodwill of the business;

(c)                                  Do any other act that would make it impossible to carry on the ordinary business of the Partnership;

(d)                                 Confess a judgment;

(e)                                  Submit the Partnership claim or liability to arbitration or reference;

(f)                                   Make a contract or bind the Partnership to any agreement or document;

(g)                                  Use the Partnership’s name, credit, or property for any purpose;

(h)                                 Do any act which is harmful to the Partnership’s assets or business or by which the interests of the Partnership shall be imperiled or prejudiced; or

(i)                                     Perform any act in violation of any applicable law or regulations thereunder, or perform any act that is inconsistent with the terms of this Agreement.

7.2  Indemnification of Additional General Partners.  The Managing General Partner agrees to indemnify each of the Additional General Partners for the amounts of obligations, risks, losses, or judgments of the Partnership or the Managing General Partner that exceed the amount of applicable insurance coverage and amounts that would become available from the sale of all Partnership assets. Such indemnification applies to casualty losses and to business losses, such as losses incurred in connection with the drilling of an unproductive well, to the extent such losses exceed the Additional General Partners’ interest in the undistributed net assets of the Partnership. If, on the other hand, such excess obligations are the result of the negligence or misconduct of an Additional General Partner, or the contravention of the terms of this Agreement by the Additional General Partner, then the foregoing indemnification by the Managing General Partner shall be unenforceable as to such Additional General Partner and such Additional General Partner shall be liable to all other Partners for damages and obligations resulting therefrom.

7.3  Assignment of Units.

(a)                                 The interest of an Investor Partner in the Partnership shall be assignable, in whole or in part, subject to the following:

(i)

No such assignment shall be made if, in the opinion of counsel to the Partnership, such assignment would cause the termination of the Partnership for U.S. federal income tax purposes under Section 708 of the Code or will cause the Partnership to became a “publicly traded partnership” within the meaning of Section 7704 of the Code, or if in the opinion of counsel to the Partnership such assignment may not be effected without registration under the Securities Act of 1933, as amended, or would result in the violation of any applicable state securities laws;

(ii)

Except in the case of a transfer of Units at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement. In any case not described in the preceding sentence, the transfer shall be confirmed by presentation to the Partnership of legal evidence of such transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such transfer; and

(iii)

The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the Units transferred.

An assignment by an Investor Partner in violation of clause (i) or clause (ii) of this Section 7.3 shall be null and void and of no effect whatever and shall not bind the Partnership or any other Partner. The transferee of an Investor Partner’s interest in the Partnership shall pay all costs and expenses incurred by the Partnership in connection with such assignment. In the discretion of the Managing General Partner, such costs and expenses may be collected out of revenues otherwise allocable to such transferee under this Agreement.

(b)                                 A Person who acquires one or more Units but who is not admitted as a Substituted Investor Partner pursuant to Section 7.3(c) shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of an Additional General Partner or a Limited Partner under Texas Limited Partnership Law or this Agreement.

(c)                                  Subject to the other provisions of this Section 7, a transferee of Units may be admitted to the Partnership as a Substituted Investor Partner only upon satisfaction of the conditions set forth below in this Section 7.3(c):

(i)

The Managing General Partner consents to such admission, which will only be withheld if necessary to preserve the tax status of the Partnership or the classification of Partnership income for tax purposes. In the event the Managing General Partner withholds its consent, it will provide an opinion of counsel as to the legal necessity requiring it to withhold such consent;

(ii)	The transferor gives the transferee such right;

(iii)

The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the Managing General Partner may reasonably request (including, without limitation, amendments to the Certificate) as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof;

(iv)

The transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Partner with respect to the transferred Units;

(v)

If the transferee is not an individual of legal majority, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement;

(vi)

In any calendar quarter in which a Substituted Investor Partner is admitted to the Partnership, the Managing General Partner shall amend the Certificate to effect the substitution of such Substituted Investor Partner, although the Managing General Partner may do so more frequently. In the case of assignments where the assignee does not become a Substituted Investor Partner, the Partnership shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and required documentation; and

(vii)

Each Investor Partner hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Partners that (i) it is not currently making a market in Units and (ii) it will not transfer any Unit on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder). Each Investor Partner further agrees that it will not transfer any Unit to any Person unless such Person agrees to be bound by this Section 7.3 and to transfer such Units only to Persons who agree to be similarly bound.

(d)                                 Subject to the restrictions contained in this Section 7 and transfers by operation of law, no Unit shall be transferred by an Investor Partner unless there is either:

(i)                                     an effective registration of the Unit under the Securities Act of 1933, as amended, and qualification under applicable state securities laws; or

(ii)                                  an opinion of counsel acceptable to the Managing General Partner that the registration and qualification of the Unit is not required, unless this requirement is waived by the Managing General Partner.

7.4  Prohibited Transfers.

(a)                                 If the Partnership is required to recognize a transfer that is not permitted by Section 7.3(a) (or if the Managing General Partner, in its sole discretion, elects to recognize a transfer that is not permitted by Section 7.3(a)), the Units transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy the debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Partnership.

(b)                                 In the case of a transfer or attempted transfer of Units that is not permitted by Section 7.3(a), the parties engaging or attempting to engage in such transfer shall be liable to indemnify and hold harmless the Partnership and the Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such transfer or attempted transfer and efforts to enforce the indemnity granted hereby.

7.5  Withdrawal by Investor Partners.  Neither a Limited Partner nor an Additional General Partner may withdraw from the Partnership, except as otherwise provided in this Agreement.

7.6  Removal of Managing General Partner.

(a)                                 The Managing General Partner may be removed at any time, upon 90 days prior written notice, with the consent of Investor Partners owning a majority of the then outstanding Units, and upon the selection of a successor Managing General Partner or Partners, within such 90-day period by Investor Partners owning a majority of the then outstanding Units.

(b)                                 Any successor Managing General Partner may be removed upon the terms and conditions provided in this Section.

(c)                                  In the event a Managing General Partner is removed, or withdraws in accordance with Section 6.5 hereof and the Partners elect to continue the Partnership, its respective interest in the Partnership shall be determined by independent appraisal by a qualified independent petroleum engineering consultant who shall be selected by mutual agreement of the Managing General Partner and the incoming sponsor. Such appraisal will take into account an appropriate discount to reflect the risk of recovery of oil and gas reserves, and, at the election of the Managing General Partner, its interest in the Partnership may be retained by it as a Limited Partner in the successor limited partnership; provided, however, that if immediate payment to the removed Managing General Partner would impose financial or operational hardship upon the Partnership, as determined by the successor Managing General Partner in the exercise of its fiduciary duties to the Partnership, payment (plus reasonable interest) to the removed Managing General Partner may be postponed to that time when, in the determination of the successor Managing General Partner, payment will not cause a hardship to the Partnership. The successor Managing General Partner or the Partnership shall have the option to purchase at least 20% of the removed Managing General Partner’s interest for the value determined by the independent appraisal. In the event the Managing General Partner is involuntarily removed, the cost of such appraisal shall be borne by the Partnership, and the Partnership may, at its option, elect to make payment for the Managing General Partner’s interest in the form of an interest-bearing promissory note coming due in no less than five years with equal installments payable each year. In the event the Managing General Partner voluntarily withdraws from the Partnership, the Partnership may, at its option, elect to make payment for the Managing General Partner’s interest in the form of a non-interest bearing, unsecured promissory note with principal payable from distributions which the Managing General Partner would have received under the Agreement had it not withdrawn. The removed Managing General Partner, at the time of its removal shall cause, to the extent it is legally possible, its successor to be transferred or assigned all its rights, obligations, and interests in contracts entered into by it on behalf of the Partnership. In any event, the removed Managing General Partner shall cause its rights, obligations, and interests in any such contract to terminate at the time of its removal.

(d)                                 Upon effectiveness of the removal of the Managing General Partner, the assets, books, and records of the Partnership shall be surrendered to the successor Managing General Partner, provided that the successor Managing General Partner shall have first (i) agreed to accept the responsibilities of the Managing General Partner, and (ii) made arrangements satisfactory to the original Managing General Partner to remove such Managing General Partner from personal liability on any Partnership borrowings or, if any Partnership creditor will not consent to such removal, agreed to indemnify the original Managing General Partner for any subsequent liabilities in respect to such borrowings. Immediately after the removal of the Managing General Partner, the successor Managing General Partner shall prepare, execute, file for recordation, and cause to be published, such notices or certificates as may be required by Texas Limited Partnership Law.

7.7  Calling of Meetings.  Meetings of the Partners may be called by the Managing General Partner or by Investor Partners owning 10% or more of the then outstanding Units for any matters for which the Investor Partners may vote as set forth in this Agreement. Such call for a meeting shall be deemed to have been made upon receipt by the Managing General Partner of a written request from Investor Partners holding the requisite percentage of Units stating the purpose(s) of the meeting. The Managing General Partner shall call such a meeting and shall deposit in the United States mail within 15 days after receipt of such request, written notice to all Investor Partners of the meeting and the purpose of the meeting, which shall be held on a date not less than 30 nor more than 60 days after the date of mailing of such notice, at a reasonable time and place. Provided however, that the date for notice of such a meeting may be extended for a period of up to 60 days, if in the opinion of the Managing General Partner such additional time is necessary to permit preparation of proxy or information statements or other documents required to be delivered in connection with such meeting by the Securities and Exchange Commission or other regulatory authorities. Investor Partners shall have the right to submit proposals to the Managing General Partner for inclusion in the voting materials for the next meeting of Investor Partners for consideration and approval by the Investor Partners. Investor Partners shall have the right to vote in person or by proxy.

7.8  Additional Voting Rights.  Investor Partners shall be entitled to all voting rights granted to them by and under this Agreement and as specified by Texas Limited Partnership Law. Each Unit is entitled to one vote on all matters; each fractional Unit is entitled to that fraction of one vote equal to the fractional interest in the Unit. A majority in interest of the then outstanding Units entitled to vote shall constitute a quorum. In determining the requisite percentage in interest of Units necessary to approve a matter on which the Managing General Partner and its affiliates may not, or are not authorized to, vote or consent, any Units owned by the Managing General Partner and its affiliates shall not be included. With respect to any Units owned by the Managing General Partner, the Managing General Partner may not vote or consent on matters submitted to the Partners regarding the removal of the Managing General Partner or regarding any transaction between the Partnership and the Managing General Partner. Except as otherwise provided herein, at any meeting of Investor Partners, a vote of a majority of Units represented at such meeting, in person or by proxy, with respect to matters considered at the meeting at which a quorum is present shall be required for approval of any such matters. In addition, except as otherwise provided in this Section, holders of a majority of the then outstanding Units may, without the concurrence of the Managing General Partner, vote to (a) approve or disapprove the sale of all or substantially all of the assets of the Partnership, (b) dissolve the Partnership, (c) remove the Managing General Partner and elect a new Managing General Partner, (d) amend the Agreement; provided, however, any such amendment may not increase the duties or liabilities of any participant or the Managing General Partner or increase or decrease the profit or loss sharing or required capital contribution of any participant or the Managing General Partner without the approval of such participant or the Managing General Partner, nor may any such amendment affect the classification of the Partnership as a “partnership” for U.S. federal income tax purposes without the unanimous approval of all participants, (e) elect a new Managing General Partner if the Managing General Partner elects to withdraw from the Partnership, and (f) cancel any contract for services with the Managing General Partner or any Affiliates without penalty upon 60 days’ notice. The Partnership shall not participate in a Roll-Up unless the Roll-Up is approved by at least 66 2/3% in interest of the Investor Partners.

7.9  Voting by Proxy.  The Investor Partners may vote either in person or by proxy.

7.10  Conversion of Additional General Partner Interests into Limited Partner Interests.

(a)                                 The Managing General Partner shall notify all Additional General Partners at least 30 days prior to any material change in the amount of the Partnership’s insurance coverage. Within this 30-day period, Additional General Partners shall have the right to immediately convert their Units into Units of limited partnership interest by giving written notice to the Managing General Partner.

(b)                                 The Managing General Partner shall convert the interests of all Additional General Partners to interests of limited partnership during the year following the year drilling operations by the Partnership are substantially completed (as determined by the Managing General Partner).

(c)                                  The Managing General Partner shall cause the conversion to be effected as soon as practicable as prudent business judgment dictates. Conversion of an additional general partnership interest to a limited partnership interest in the Partnership shall be conditioned upon a finding by the Managing General Partner that such conversion will not cause a termination of the Partnership for U.S. federal income tax purposes, and will be effective upon the Managing General Partner’s filing an amendment to the Certificate. The Managing General Partner is obligated to file an amendment to the Certificate at any time during the full calendar month after receipt of the required notice of the Additional General Partner and a determination of the Managing General Partner that the conversion will not constitute a termination of the Partnership for U.S. federal income tax purposes. Effecting conversion is subject to the satisfaction of the condition that the electing Additional General Partner provide written notice to the Managing General Partner of such intent to convert. Upon such transfer and exchange, such Additional General Partner shall be a Limited Partner; however, it will remain liable to the Partnership for any additional Capital Contribution(s) required for its proportionate share of any Partnership obligation or liability arising prior to the conversion.

(d)                                 Limited Partners may not convert and/or exchange their interests for Additional General Partner interests.

7.11  Liability of Partners.  Except as otherwise provided in this Agreement or as otherwise provided by Texas Limited Partnership Law, each General Partner shall be jointly and severally liable for the debts and obligations of the Partnership. In addition, each Additional General Partner shall be jointly and severally liable for any wrongful acts or omissions of the Managing General Partner and/or the misapplication of money or property of a third party by the Managing General Partner acting within the scope of its apparent authority to the extent such acts or omissions are chargeable to the Partnership.

SECTION 8.  BOOKS AND RECORDS

8.1  Books and Records.

(a)                                 For accounting and income tax purposes, the Partnership shall operate on the Fiscal Year.

(b)                                 The Managing General Partner shall keep or cause to be kept complete and accurate records and books of account with respect to the operations of the Partnership and shall maintain and preserve during the term of the Partnership and for four years thereafter (or such longer period as may be required for tax purposes) all such records, books of account, and other relevant Partnership documents. The Managing General Partner shall maintain for at least six years all records necessary to substantiate the fact that Units were sold only to purchasers for whom such Units were suitable. Such books shall be maintained at the principal place of business of the Partnership and shall be kept on the accrual method of accounting.

(c)                                  Any records maintained by the Partnership in the regular course of its business, including the names and addresses of Investor Partners, books of account, and records of Partnership proceedings, may be kept on or be in the form of RAM disks or other generally accepted forms of electronic storage, magnetic tape, photographs, micrographics, or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books and records of the Partnership shall be made available for review and copying by any Investor Partner or its representative, after adequate notice, at any reasonable time and may inspect and copy any of them. Notwithstanding the foregoing, the Managing General Partner may keep logs, well reports and other drilling data confidential for a reasonable period of time. The Managing General Partner shall maintain all records of appraisals of fair market value done by Independent Experts with supporting documentation for a period of at least six years from their date.

(d)                                 The Partner List (hereinafter defined) shall be maintained as follows:

(i)

An alphabetical list of the names, addresses and business telephone numbers of the Investor Partners of the Partnership along with the number of Units held by each of them (the “Partner List”) shall be maintained as a part of the books and records of the Partnership and shall be available for the inspection by an Investor Partner or its designated agent at the home office of the Partnership upon the request of the Investor Partner;

(ii)	The Partner List shall be updated at least quarterly by the Managing General Partner to reflect changes in the information contained therein;

(iii)

A copy of the Partner List shall be mailed to the Investor Partner requesting the Partner List for a proper purpose within ten days of the request. The copy of the Partner List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Partnership;

(iv)

The purposes for which an Investor Partner may request a copy of the Partner List include, without limitation, matters relating to voting rights under the Partnership Agreement and the exercise of Investor Partners’ rights under federal proxy laws; and

(v)

If the Managing General Partner neglects or refuses to exhibit, produce, or mail a copy of the Partner List as requested, the Managing General Partner shall be liable to any Investor Partner requesting the list for the costs, including attorneys’ fees, incurred by that Investor Partner for compelling the production of the Partner List, and for actual damages suffered by any Investor Partner by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the request for inspection or for a copy of the Partner List is to secure the list of Investor Partners or other information for the purpose of selling such list or information or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as an Investor Partner relative to the affairs of the Partnership. The Managing General Partner may require the Investor Partner requesting the Partner List to represent that the list is not requested for a commercial purpose unrelated to the Investor Partner’s interest in the Partnership. The remedies provided hereunder to Investor Partners requesting copies of the Partner List are in addition to, and shall not in any way limit, other remedies available to Investor Partners under federal law, or the laws of any state.

8.2  Reports.  The Managing General Partner shall deliver to each Investor Partner the following financial statements and reports at the times indicated below:

(a)                                 On an annual basis, no later than April 30th of each year, and on a semiannual basis, beginning with the year following investment of substantially all of Partnership subscriptions, by August 15th of such year, the Managing General Partner shall provide each Investor Partner with reports containing, except as otherwise indicated, at least the following information:

(i)

financial statements, including a balance sheet and statements of operations, Partners’ equity, and cash flows prepared in accordance with generally accepted accounting principles and accompanied by a report of an independent certified public accountant stating that its audit was made in accordance with generally accepted auditing standards and that in its opinion such financial statements present fairly the financial position, results of operations, Partners’ equity, and cash flows in accordance with generally accepted accounting principals, except that semiannual reports need not be audited (and for the first full year of operations of the partnership, the financial statements required by Form 10-K);

(ii)

a summary itemization, by type and/or classification of the total fees and compensation, including any Administrative Cost reimbursements and operating fees, paid by the Partnership, or indirectly on the Partnership’s behalf, to the Managing General Partner and its Affiliates together with the accountant’s attestation as required by Section 5.2(g). If compensation is paid on a subordinated interest, a reconciliation of all such payments to the conditions precedent and limitations thereto.

(iii)

a description of each Property in which the Partnership owns an interest, including the cost, location, number of acres under lease, and the interest owned therein by the Partnership, provided, however, that succeeding reports need only contain material changes, if any, regarding such Property;

(iv)

a list of the wells drilled or abandoned by the Partnership during the period of the report, which shall indicate whether each of such wells has or has not been completed, and a statement of the cost of each well completed or abandoned (such report to include justification for wells abandoned after production has commenced);

(v)

a description of all Farmouts, farmins, and joint ventures made during the period of the report, including the Managing General Partner’s justification for the arrangement and a description of the material terms;

(vi)	with respect to certain costs paid by the Managing General Partner on the Partnership’s behalf:

	(A)	a schedule reflecting total Partnership costs, and where applicable, the costs pertaining to each prospect, the costs paid by the Managing General Partner, and the costs paid by the Investor Partners;

	(B)	the total Partnership revenues, the revenues received or credited to the Managing General Partner, and the revenues received or credited to the Investor Partners; and

	(C)	a reconciliation of such expenses and revenues to the limitations prescribed.

(vii)	such other reports and financial statements as the Managing General Partner shall determine from time to time; and

(viii)

annually, beginning with the Fiscal Year succeeding the Fiscal Year in which the Partnership commenced operations, a computation of the total oil and gas proved reserves of the Partnership and dollar value thereof at then existing prices and of each Partner’s interest in such reserve value. The reserve computations shall be based upon engineering reports prepared by qualified independent petroleum consultants. In addition, there shall be included an estimate of the time required for the extraction of such reserves and the present worth of such reserves, with a statement that, because of the time period required to extract such reserves, the present value of revenues to be obtained in the future is less than if immediately receivable. In addition to the annual computation and estimate required, as soon as possible, and in no event more than 90 days after the occurrence of an event leading to reduction of such reserves of the Partnership of 10% or more, excluding reduction as a result of normal production, sales of reserves or product price changes, a computation and estimate shall be sent to each Partner.

(b)                                 Annually beginning with the Fiscal Year ended December 31, 2013, the oil and gas reserve estimates prepared by a qualified independent petroleum engineer, if any, also will be furnished to each Investor Partner.

(c)                                  By March 15th of each year, the Managing General Partner shall furnish a report to each Investor Partner containing such information as is pertinent or required for tax purposes.

(d)                                 Upon request, the Managing General Partner shall provide a copy of the annual and semiannual report provided to the Investor Partners pursuant to subsection (a) of this Section to any state agency regulating securities.

(e)                                  Quarterly beginning after the Partnership commences its operational phase, the Managing General Partner shall provide a quarterly cash receipts and disbursements statement to each Investor Partner.

8.3  Bank Accounts.  All funds of the Partnership shall be deposited in such separate bank account or accounts, short-term obligations of the U.S. Government or its agencies, or other interest-bearing investments and money market or liquid asset mutual funds as shall be determined by the Managing General Partner. All withdrawals therefrom shall be made upon checks signed by the Managing General Partner or any Person authorized to do so by the Managing General Partner.

8.4  Federal Income Tax Elections.

(a)                                 Except as otherwise provided in this Section 8.4, all elections required or permitted to be made by the Partnership under the Code shall be made by the Tax Matters Partner if, in its sole and absolute discretion based on the advice of counsel or a certified public accountant, the Managing General Partner determines that it is necessary or advisable to make such elections. Each Partner and Unit Holder agrees to provide the Partnership with all information necessary to give effect to any election to be made by the Partnership.

(b)                                 The Partnership shall elect to currently deduct IDC as a current expense for U.S. federal income tax purposes and shall require any partnership, joint venture, or other arrangement in which it is a party to make such an election.

(c)                                  Notwithstanding anything in this Agreement to the contrary, neither the Managing General Partner, the Partners nor the Unit Holders shall make an election for the Partnership to be excluded from the application of the provisions of Subchapter K of the Code, or for the Partnership to be taxed as a corporation.

SECTION 9.  DISSOLUTION AND WINDING UP

9.1  Dissolution and Liquidating Events.

(a)                                 Except as otherwise provided herein, the retirement, withdrawal, removal, death, insanity, incapacity, dissolution, or bankruptcy of any Investor Partner shall not dissolve the Partnership. The successor to the rights of such Investor Partner shall have all the rights of an Investor Partner for the purpose of settling or administering the estate or affairs of such Investor Partner; provided, however, that no successor shall become a Substituted Investor Partner except in accordance with Section 7; provided, further, that upon the withdrawal of a General Partner, the Partnership shall be dissolved and wound up unless at that time there is at least one Managing General Partner, in which event the business of the Partnership shall continue to be carried on. Neither the expulsion of any Investor Partner nor the admission or substitution of an Investor Partner shall cause the dissolution of the Partnership. The estate of a deceased, insane, incompetent, or bankrupt Investor Partner shall be liable for all its liabilities as an Investor Partner.

(b)                                 The Partnership shall dissolve and commence winding up and liquidating upon the earliest to occur of (each a “Liquidating Event”):

(i)	The written consent of the Investor Partners owning a majority of the then outstanding Units to dissolve and wind up the affairs of the Partnership;

(ii)

Subject to the provisions of Subsection (c) below, the retirement, withdrawal, removal, death, adjudication of insanity or incapacity, or bankruptcy (or, in the case of a corporate Managing General Partner, the withdrawal, removal, filing of a certificate of dissolution, liquidation, or bankruptcy) of the Managing General Partner;

(iii)	The sale, forfeiture, or abandonment of all or substantially all of the Partnership’s property;

(iv)	The thirtieth anniversary of the Offering Termination Date;

(v)	A dissolution event described in Subsection (a) above; or

(vi)	Any event causing dissolution of the Partnership under Texas Limited Partnership Law.

(c)                                  In the case of any event described in Subsection (b)(ii) above, if a successor Managing General Partner is selected by Investor Partners owning a majority of the then outstanding Units within 90 days after such Section 9.1(b)(ii) event, and if such Investor Partners agree, within such 90-day period to continue the business of the Partnership, or if the remaining Managing General Partner, if any, continues the business of the Partnership, then the Partnership shall not be dissolved.

(d)                                 If the retirement, withdrawal, removal, death, insanity, incapacity, dissolution, liquidation, or bankruptcy of any Partner, or the assignment of a Partner’s interest in the Partnership, or the substitution or admission of a new Partner, shall be deemed under Texas Limited Partnership Law to cause a dissolution of the Partnership, then, except as provided in Section 9.1(c), the remaining Partners may, in accordance with Texas Limited Partnership Law, continue the Partnership business as a new partnership and all such remaining Partners agree to be bound by the provisions of this Agreement.

9.2  Liquidation and Winding Up.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The Managing General Partner (or, in the event there is no remaining Managing General Partner, any Person elected to be the liquidator by a Majority in Interest of the Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)                                 First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Managing General Partner;

(b)                                 Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Managing General Partner; and

(c)                                  Third, except as provided in Section 9.4, the balance, if any, to the Partners and Unit Holders in accordance with Section 4.4.

9.3  No Capital Account Deficit Restoration Requirement.  If any Partner or Unit Holder has a deficit balance in its Adjusted Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the year during which such liquidation occurs), such Partner or Unit Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever.

9.4  Reserves.  In the discretion of the Managing General Partner or liquidator, all or portion of the amounts that would otherwise be available to distribute to the Partners and Unit Holders pursuant to Section 9.2(c) may be:

(a)                                 withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners and Unit Holders as soon as practicable; or

(b)                                 distributed to a trust established for the benefit of the Partners and Unit Holders for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Managing General Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners or Unit Holders from time to time, in the reasonable discretion of the Managing General Partner or liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners and Unit Holders pursuant to this Agreement.

9.5  No Liquidation.  Notwithstanding any other provision of this Section 9 to the contrary, in the event the Partnership is liquidated within the meaning of Regulations section 1.704-1(b)(2)(ii)(g) or terminated within the meaning of Code section 708(b), but no Liquidating Event has occurred, Partnership Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up.

9.6  Rights of Partners and Unit Holders.  Except as otherwise provided in this Agreement, (a) each Partner and Unit Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner or Unit Holder shall have priority over any other Partner or Unit Holder as to the return of its Capital Contributions, distributions or allocations.

9.7  Notice of Dissolution.  In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 9.1, result in a dissolution of the Partnership, the Managing General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the Managing General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the Managing General Partner).

9.8  Certificate of Termination.  Upon the completion of the winding up of the Partnership pursuant to this Section 9, the Managing General Partner shall execute and file or cause to be filed a certificate of termination with the Texas Secretary of State pursuant to the Section 11.101 of Texas Limited Partnership Law and shall take all actions and make all filings necessary for such termination to comply with Texas Limited Partnership Law and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

9.9  In-Kind Distributions.  The Managing General Partner shall not be obligated to offer in-kind property distributions to the Partners, but may do so, in its discretion. Any in-kind property distributions to the Partners shall be made to a liquidating trust or similar entity for the benefit of the Partners, unless at the time of the distribution: (i) the Managing General Partner offers the individual Partners the election of receiving in-kind property distributions and the Partners accept the offer after being advised of the risks associated with direct ownership; or (ii) there are alternative arrangements in place which assure the Partners that they will not, at any time, be responsible for the operation or disposition of Partnership properties. If the Managing General Partner has not received a Partner’s consent within 30 days after the Managing General Partner mailed the request for consent, then it shall be presumed that the Partner has refused to give his consent.

SECTION 10.  POWER OF ATTORNEY

10.1  The Managing General Partner as Attorney-In-Fact.  Each Unit Holder hereby makes, constitutes and appoints the Managing General Partner and each successor Managing General Partner, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for him and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record (a) this Agreement and all agreements, certificates, instruments and other documents amending or changing this Agreement as now or hereafter amended which the Managing General Partner may deem necessary, desirable or appropriate including, without limitation, amendments or changes to reflect (i) the exercise by the Managing General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner or Unit Holder of its interest in the Partnership; and (b) any certificates, instruments and documents as may be required by, or may be appropriate under, the laws of the State of Texas or any other state or jurisdiction in which the Partnership is doing or intends to do business. Each Unit Holder authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Unit Holder might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

10.2  Nature as Special Power.  The power of attorney granted pursuant to this Section 10:

(a)                                 is a special power of attorney coupled with an interest and is irrevocable;

(b)                                 may be exercised by any such attorney-in-fact by listing the Unit Holders executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Unit Holders; and

(c)                                  the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

SECTION 11.  MISCELLANEOUS

11.1  Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by first class mail, registered or certified, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

(a)                                 If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof;

(b)                                 If to the Managing General Partner, to the address set forth in Section 1.4 hereof;

(c)                                  If to an Investor Partner, to the address set forth opposite its name on attached Exhibit A.

Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or 72 hours after being deposited in the United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

11.2  Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and Unit Holders and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

11.3  Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner or Unit Holder.

11.4  Time.  Time is of the essence with respect to this Agreement.

11.5  Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.6  Severability.  Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

11.7  Incorporation by Reference.  Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

11.8  Further Action.  Each Partner and Unit Holder, upon the request of the Managing General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

11.9  Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

11.10  Governing Law.  The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners and Unit Holders.

11.11  Waiver of Action for Partition.  Each Investor Partner and Unit Holder irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property.

11.12  Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.13  Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions which the Managing General Partner may take and all determinations which the Managing General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Managing General Partner.

11.14  Entire Agreement.  This Agreement and the exhibits hereto, which are incorporated herein by reference, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written.

11.15  Attorneys’ Fees.  In the event any party takes legal action to enforce any of the terms of this Agreement, any unsuccessful party to such action shall pay the successful party’s reasonable expenses, including attorneys’ fees, incurred in such action.

11.16  Third Parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.17  Venue.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of any Texas State or United States Federal court sitting in the City and County of Dallas over any action, suit or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that final judgment in any such action, suit or proceeding is binding; provided, however, that the service of process is effected upon such party in the manner permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

MANAGING GENERAL PARTNER:	INITIAL LIMITED PARTNER:

By:	By:
By:

INVESTOR PARTNERS

COMPLETE TO INVEST AS ADDITIONAL GENERAL PARTNER

ADDITIONAL GENERAL PARTNER(S):

Name of Subscriber:

(Print Name)
NUMBER OF UNITS
PURCHASED
SUBSCRIPTION PRICE
$

Address of Subscriber:

Reef Oil & Gas Partners, LP,
a Nevada limited partnership

By:
By:

Attorney-in-Fact for subscriber

COMPLETE TO INVEST AS LIMITED PARTNER

LIMITED PARTNER(S):

Name of Subscriber:
(Print Name)
NUMBER OF UNITS
PURCHASED
SUBSCRIPTION PRICE
$

Address of Subscriber:

By:
Reef Oil & Gas Partners, LP,
a Nevada limited partnership
By:

Attorney-in-Fact for subscriber

EXHIBIT A

TO AGREEMENT OF LIMITED PARTNERSHIP

OF

REEF OIL & GAS DRILLING AND INCOME FUND, L.P.

A TEXAS LIMITED PARTNERSHIP

Names and Addresses of Investors	Nature of Interest	Number of Units